Exhibit 10.7

CBS TELEVISION NETWORK

A Division of CBS Inc.

AFFILIATION AGREEMENT

CBS TELEVISION NETWORK, A Division of CBS Inc., 51 West 52 Street, New York, New York 10019 (“CBS”), and WESTWIND COMMUNICATIONS L.L.C., 1901 Westwind Drive, Bakersfield, California 93301 (“Broadcaster”), licensed to operate television station KBAK-TV at Bakersfield, California on channel number 29 (“Affiliated Station”), hereby mutually covenant and agree, as of the 4th day of December, 1995, as follows:

1.	Offer, Acceptance and Delivery of Network Programs.

Broadcaster shall have a “first call” on CBS network television programs (“Network Programs”) as follows:

(a)	Offer of Network Programs.

CBS shall offer to Broadcaster “first call” on the right to broadcast by Affiliated Station Network Programs which are to be broadcast on a network basis by any television broadcast station licensed to operate in Affiliated Station’s community of license.

(b)	Acceptance of Network Programs.

As to any offer described in Paragraph 1(a) of this Agreement, Broadcaster may accept such offer only by notifying CBS, by means of CBS’s computer-based communications system, of such acceptance within 72 hours (exclusive of Saturdays, Sundays and holidays), or such longer as CBS may specify therein, after such offer; provided, however, that, if the first broadcast referred to in such offer is scheduled to occur less than 72 hours after the making of the offer, Broadcaster shall notify CBS of the acceptance or rejection of such offer as promptly as possible and in any event prior to the first broadcast time specified in such offer. Such acceptance shall constitute Broadcaster’s agreement that Affiliated Station will broadcast such Network Program or Programs in accordance with the terms of this Agreement and of such offer, and so long as Affiliated Station so broadcasts such Network Program or Programs, CBS will not, subject to its rights in the program material, authorize the broadcast thereof on a network basis by any other television broadcast station licensed to operate in Affiliated Station’s community of license; provided, however, that CBS shall have the right to authorize any television broadcast station, wherever licensed to operate, to broadcast any Network Program consisting of an address by the President of the United States of America on a subject of public importance or consisting of coverage of a matter of immediate national concern. If, as to any Network Program offered hereunder, Broadcaster does not notify CBS of acceptance as provided for in this Paragraph 1(b), Broadcaster shall have no rights with respect to such Network Program, and CBS may offer such Network Program on the same or different terms to any other television broadcast station or stations licensed to operate in Affiliated Station’s community of license;

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provided, however, that, if any Network Program offered hereunder is accepted, by Affiliated Station, upon any other terms or conditions to which CBS agrees in writing, then the provisions of this Agreement shall apply to the broadcast of such Network Program except to the extent such provisions are expressly varied by the terms and conditions of such acceptance as so agreed to by CBS.

(c)	Delivery of Network Programs.

Any obligation of CBS to furnish Network Programs for broadcasting by Affiliated Station is subject to CBS’s making of arrangements satisfactory to it for the delivery of Network Programs to Affiliated Station. CBS shall be responsible for providing and will pay for all uplink, transponder, landline or other costs of transmitting Network Programs to Affiliated Station, but will not be responsible for Affiliated Station’s downlinking or other reception of Network Programs.

2.	Payment to Broadcasters.

(a)	Definitions.

(i)	“Live Time Period” means the time period or periods specified by CBS in its initial offer of a Network Program to Broadcaster for the broadcast of such Network Program over Affiliated Station; (ii) “Affiliated Station’s Network Rate” shall be $1,065 and is used herein solely for purposes of computing payments by CBS to Broadcaster; (iii) “Commercial Availability” means a period of time made available by CBS during a Network Commercial Program for one or more Network Commercial Announcements or local cooperative commercial announcements; and (iv) “Network Commercial Announcements” means a commercial announcement broadcast over Affiliated Station during a Commercial Availability and paid for by or on behalf of one or more CBS advertisers, but does not include announcements consisting of billboards, credits, public service announcements, promotional announcements and announcements required by law.

(b)	Payment for Broadcast of Programs.

For each Network Commercial Program or portion thereof, except those specified in Paragraph 2(c) hereof, which is broadcast over Affiliated Station during the Live Time Period therefor and the Live Time Period for which is set forth in the table below, CBS shall pay Broadcaster the amount resulting from multiplying the following:

(i)	Affiliated Station’s Network Rate; by

(ii)	the percentage set forth below opposite such time period (which, unless otherwise specified, is expressed in Affiliated Station’s then-current local time); by

(iii)	the fraction of an hour substantially occupied by such program or portion thereof; by

(iv)	the fraction of the aggregate length of all Commercial Availabilities during such program or portion thereof occupied by Network Commercial Announcements

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Table

Monday through Friday
7:00 a.m. - 9:00 a.m.	11.2%
9:00 a.m. - 11:00 a.m.	15%
11:00 a.m. - 3:00 p.m.	6%
3:00 p.m. - 5:00 p.m.	12%
5:00 p.m. - 8:00 p.m.	15%
8:00 p.m. - 11:00 p.m.	30%
11:00 p.m. - 12:00 a.m.	15%

Saturday
7:00 a.m. - 8:00 a.m.	7%
8:00 a.m. - 5:00 p.m.	12%
5:00 p.m. - 8:00 p.m.	15%
8:00 p.m. - 11:00 p.m.	30%
11:00 p.m. - 12:00 a.m.	15%

Sunday
11:30 a.m. - 5:00 p.m.	12%
5:00 p.m. - 7:00 p.m.	15%
7:00 p.m. - 11:00 p.m.	30%
11:00 p.m. - 12:00 a.m.	15%

For each Network Program or portion thereof, except those specified in Paragraph 2(c) hereof, which is broadcast by Affiliated Station during a time period other than the Live Time Period therefor and the Live Time Period for which is set forth in the table above, CBS shall pay Broadcaster as if Affiliated Station had broadcast such program or portion thereof during such Live Time Period, except that:

(i)	if the percentage set forth above opposite the time period during which Affiliated Station broadcast such program or portion thereof is less than that set forth opposite such Live Time Period, then CBS shall pay Broadcaster on the basis of the time period during which Affiliated Station broadcast such program or portion thereof; and

(ii)	if the time period or any portion thereof during which Affiliated Station broadcast such program is not set forth in the table above, then CBS shall pay Broadcaster in accordance with Paragraph 2(c) hereof.

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(c)	Payment for Broadcast of Other Programs.

For the following programs, the percentages listed below (rather than those daypart percentages set forth in the table in Paragraph 2(b) hereinabove) shall be used in computing payment to Affiliated Station:

Monday-Friday Daytime Game shows	15%

Monday-Friday Continuing Dramas	6%

Monday-Friday Late Night Day part	40.0% per telecast for live clearance or 5.0% per telecast for delayed clearance

Monday-Friday CBS EVENING NEWS	5%

CBS Sports programs	0%

CBS SUNDAY MORNING and FACE THE NATION	8%

Notwithstanding the payment obligations set forth in Paragraph 2(b) above, CBS shall pay Broadcaster such amounts as specified in CBS’s program offer for Network Programs broadcast by Affiliated Station consisting of (i) special event programs (including, but not limited to, such programs as awards programs, mini-series, movie specials, entertainment specials, special-time-period broadcasts of regularly-scheduled series, and news specials such as political conventions, election coverage, presidential inaugurations and related events), (ii) paid political programming, and (iii) programs for which CBS specified a Live Time Period, or which Affiliated Station broadcast during a time period, any portion of which is not set forth in the table above.

(d)	Deduction.

From the amounts otherwise payable to Broadcaster hereunder, there shall be deducted, for each week of the term of this Agreement, a sum equal to 168% of Affiliated Station’s Network Rate.

(e)	Omitted.

(f)	Time of Payment.

CBS shall make the payments hereunder reasonably promptly after the end of each four-week or five-week accounting period of CBS for Network Commercial Programs broadcast during such accounting period.

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(g)	Reports.

Broadcaster shall submit to CBS in the manner requested by CBS such reports as CBS may reasonably request concerning the broadcasting of Network Programs by Affiliated Station.

3.	Term and Termination.

(a)	Term.

The term of this Agreement shall be the period commencing on March 4, 1996 and expiring on March 3, 2006; provided, however, that, unless Broadcaster or CBS shall notify the other at least six months prior to the expiration of the original period or any subsequent five-year period that the party giving such notice does not wish to have the term extended beyond such period, the term of this Agreement shall be automatically extended upon the expiration of the original period and each subsequent extension thereof for an additional period of five years. Notwithstanding any provision of any offer or acceptance under Paragraph 1 hereof, upon the expiration or any termination of the term of this Agreement, Broadcaster shall have no right whatsoever to broadcast over Affiliated Station any Network Program.

(b)	Termination on Transfer of License or Interest in Broadcaster.

Broadcaster shall notify CBS forthwith if any application is made to the Federal Communications Commission relating to a transfer of control of Broadcaster or the assignment of Broadcaster’s license for Affiliated Station. In the event that CBS shall reasonably disapprove of the proposed transferee, CBS shall have the right to terminate this Agreement effective as of the effective date of any such transfer (except a transfer within the provisions of Section 73.3540(f) of the Federal Communications Commission’s present Rules and Regulations) by giving Broadcaster notice thereof, and of its reasons for disapproving of the proposed transferee, within thirty days after the date on which Broadcaster gives CBS notice of the making of such application. If CBS does not so terminate this Agreement, Broadcaster shall, prior to the effective date of any such transfer of any interest in Broadcaster or of Broadcaster’s license for Affiliated Station, and as a condition precedent to such transfer, procure and deliver to CBS, in form reasonably satisfactory to CBS, the agreement of the proposed transferee that, upon consummation of the transfer, the transferee will unconditionally assume and perform all obligations of Broadcaster under this Agreement. Upon delivery of said agreement to CBS, in form satisfactory to it, the provisions of this Agreement applicable to Broadcaster shall, effective upon the date of such transfer, be applicable to such transferee and Broadcaster shall have no other liability or obligation to CBS under this Agreement.

Broadcaster’s obligations to procure the assumption of this Agreement by any transferee of Affiliated Station as a condition precedent to such transfer shall be deemed to be of the essence of this Agreement; further, Broadcaster expressly recognizes that money damages will be inadequate to compensate CBS for the breach of such obligation, and that CBS shall accordingly be entitled to equitable relief to enforce the same.

(c)	Termination on Change of Transmitter Location, Power, Frequency or Hours of Operation of Affiliated Station.

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Broadcaster shall notify CBS forthwith if application is made to the Federal Communications Commission to modify the transmitter location, power or frequency of Affiliated Station so as to substantially reduce or increase the Station’s coverage area or Broadcaster plans to substantially reduce the hours of operation of Affiliated Station. CBS shall have the right to terminate this Agreement, effective upon the effective date of such modification, by giving Broadcaster notice thereof within thirty (30) days after the date on which Broadcaster gives CBS notice of the application or plan for such modification. If Broadcaster fails to notify CBS as required herein, then CBS shall have the right to terminate this Agreement by giving Broadcaster thirty (30) days’ notice thereof within thirty (30) days of the date on which CBS first learns of such application.

(d)	Termination in the Event of Bankruptcy.

Upon one (1) month’s notice, CBS may terminate this Agreement if a petition in bankruptcy is filed by or on behalf of Broadcaster, or Broadcaster otherwise takes advantage of any insolvency law, or an involuntary petition in bankruptcy is filed against Broadcaster and not dismissed within thirty (30) days thereafter, or if a receiver or trustee of any of Broadcaster’s property is appointed at any time and such appointment is not vacated within thirty (30) days thereafter (it being understood that Broadcaster will have a similar right of termination upon the occurrence of any such event with respect to CBS).

(e)	Termination in the Event of Breach.

Each party, effective upon notice to the other, may, in addition to its other rights, terminate this Agreement if any material representation, warranty or agreement of the other party contained in this Agreement has been breached.

4.	Use of Network Programs.

(a)	General.

Broadcaster shall not broadcast any Network Program over Affiliated Station unless such Network Program has first been offered by CBS to Broadcaster for broadcasting over Affiliated Station and has been accepted by Broadcaster in accordance with this Agreement. Except with the prior written consent of CBS, Broadcaster shall neither sell any Network Program, in whole or in part, or any time therein, for sponsorship, nor otherwise use Network Programs except as specifically authorized in this Agreement. Affiliated Station shall not broadcast any commercial announcement or announcements during any interval, within a Network Program, which is designated by CBS to Affiliated Station as being for the sole purpose of making a station identification announcement. Broadcaster shall, with respect to each Network Program broadcast over Affiliated Station, broadcast such Network Program in its entirety (including but not limited to commercial announcements, billboards, credits, public service announcements, promotional announcements and network identification), without interruption, alteration, compression, deletion or addition of any kind, from the beginning of the Network Program to the final system cue at the conclusion of the Network Program. Nothing herein shall be construed as preventing Broadcaster’s deletion of (i) part of a Network Program in order to broadcast an emergency announcement or

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news bulletin; (ii) a promotional announcement for a Network Program not to be broadcast over Affiliated Station (provided that Affiliated Station shall broadcast an alternative promotional announcement for CBS network programming in place of the deleted promotional announcement); (iii) such words, phrases or scenes as Broadcaster, in the reasonable exercise of its judgment, determines it would not be in the public interest to broadcast over Affiliated Station; provided, however, that Broadcaster shall not substitute for any material deleted pursuant to this clause (iii) any commercial or promotional announcement of any kind whatsoever; and provided further that Broadcaster shall notify CBS of every such deletion within 72 hours thereof. Broadcaster shall not, without CBS’s prior written consent, authorize or permit any Network Program, recording, or other material furnished by CBS to Broadcaster or Affiliated Station hereunder to be recorded, duplicated, rebroadcast, retransmitted or otherwise used for any purpose whatsoever other than broadcasting by Affiliated Station as provided herein; except that Broadcaster may assert a right to carriage of Affiliated Station’s signal by a cable system pursuant to the provisions of Section 4 of the Cable Consumer Protection and Competition Act of 1992 (“the 1992 Cable Act”) and may, to the extent permitted by paragraph 4(b) hereof, grant consent to the retransmission of such signal by a cable system or other multichannel video programming distributor, as defined by said Act, pursuant to the provisions of Section 6 thereof.

(b)	Retransmission Consent.

Broadcaster may grant consent to the retransmission of Affiliated Station’s signal by a cable system or other multichannel video programming distributor pursuant to the provisions of Section 6 of the 1992 Cable Act (hereafter “retransmission consent”), provided that one of the following conditions applies at the time retransmission consent is granted:

(i)	the cable system or other multichannel program service on which Affiliated Station’s signal is to be retransmitted serves television homes within Affiliated Station’s television market;

(ii)	the majority of television homes served by the cable system or other multichannel program service on which Affiliated Station’s signal is to be retransmitted are within a county or community in which Affiliated Station’s signal is, and has been since October 5, 1992, “significantly viewed” as defined in Section 76.54 of the FCC’s rules; or

(iii)	the cable system or other multichannel program service on which Affiliated Station’s signal is to be retransmitted carried such signal on October 5 , 1992, and does not receive such signal by satellite delivery.

Notwithstanding anything to the contrary in the foregoing, in no case shall retransmission consent be granted to a television receive-only satellite service, or a direct broadcast satellite service, if Affiliated Station’s signal is to be retransmitted by such service to television homes outside of Affiliated Station’s television market other than “unserved household(s),” as that term is defined in

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Section 119(d) of Title 17, United States Code, as in effect on October 5, 1992. For purposes of this paragraph, a station’s “television market” shall be defined in the same manner as set forth in Sections 76.55(e) and 76.59 of the FCC’s rules.

(c)	Taped Recordings of Network Programs.

When authorized to make a taped delayed broadcast of a Network Program, Broadcaster shall use Broadcaster-owned tape to record the Network Program when transmitted by CBS only for a single broadcast by Affiliated Station and shall erase the Program recorded on the tape within 24 hours of broadcasting the Network Program and observe any limitations which CBS may place on the exploitation of the Network Program so recorded and erased.

5.	Rejection, Refusal, Substitution and Cancellation of Network Programs.

(a)	Rights of Broadcaster and CBS.

With respect to Network Programs offered to or already accepted hereunder by Broadcaster, nothing in this Agreement shall be construed to prevent or hinder:

(i)	Broadcaster from rejecting or refusing any such Network Program which Broadcaster reasonably believes to be unsatisfactory or unsuitable or contrary to the public interest, or from substituting a program which, in Broadcaster’s opinion, is of greater local or national importance; or

(ii)	CBS from substituting one or more other Network Programs, in which event CBS shall offer such substituted program or programs to Broadcaster pursuant to the provisions of Paragraph 1 hereof; or

(iii)	CBS from canceling one or more Network Programs.

(b)	Notice.

In the event of any such rejection, refusal, substitution or cancellation by either party hereto, such party shall notify the other thereof as soon as practicable by telex or by such computer-based communications system as CBS may develop for notifications of this kind. Notice given to CBS shall be addressed to CBS Affiliate Relations.

6.	Disclosure of Information.

CBS shall, before furnishing any Network Program, disclose to Broadcaster information of which CBS has knowledge concerning the inclusion of any matter in such Network Program for which any money, service or other valuable consideration is directly or indirectly paid or promised to, or charged or accepted by, CBS or any employee of CBS or any other person with whom CBS deals in connection with the production or preparation of such Network Program, it being understood, however, that CBS’s inadvertent failure to provide such information shall not be deemed a material breach of this Agreement which shall afford Broadcaster any right to terminate this Agreement. As used in this paragraph 6, the term “service or other valuable consideration” shall not include any service or property furnished without charge or at a nominal charge for use in, or in connection

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with, any Network Program “unless it is so furnished in consideration for an identification in a broadcast of any person, product, service, trademark, or brand name beyond an identification which is reasonably related to the use of such service or property on the broadcast,” as such words are used in Section 317 of the Communications Act of 1934 as amended. The provisions of this Paragraph 6 requiring the disclosure of information shall not apply in any case where, because of a waiver granted by the Federal Communications Commission, an announcement is not required to be made under said Section 317. The inclusion in any such Network Program of an announcement required by said Section 317 shall constitute the disclosure to Broadcaster required by this Paragraph 6.

7.	Indemnification.

CBS will indemnify Broadcaster, its advertisers and advertising agencies from and against any and all claims, damages, liabilities, costs and expenses of every kind whatsoever arising out of the broadcasting, pursuant to this Agreement, of Network Programs furnished by CBS including but not limited to claims, damages, liabilities, costs and expenses (i) based upon alleged libel, slander, defamation, invasion of the right of privacy, or violation or infringement of copyright or literary or dramatic rights; (ii) based upon the broadcasting of Network Programs as furnished by CBS, without any deletions by Broadcaster material to the claim in question; and (iii) not based upon any material added by Broadcaster to such Network Programs (as to which deletions and added material Broadcaster shall, to the like extent, indemnify CBS, all network advertisers, if any, on such Network Program, and the advertising agencies of such advertisers). Furthermore, each party will so indemnify the other only if such other party gives the indemnifying party prompt notice of any claim or litigation to which its indemnity applies; it being agreed that the indemnifying party shall have the right to assume the defense of any or all claims or litigation to which its indemnity applies and that the indemnified party will cooperate fully with the indemnifying party in such defense and in the settlement of such claim or litigation. Except as herein provided to the contrary, neither Broadcaster nor CBS shall have any rights against the other party hereto for claims by third persons or for the non-operation of facilities or the non-furnishing of Network Programs for broadcasting if such non-operation or non-furnishing is due to failure of equipment, action or claims by any third person, labor dispute or any cause beyond such party’s reasonable control.

8.	News Reports Included in Affiliated Station’s Local News Broadcasts.

As provided in the agreements pertaining to CBS Newsnet and CBS regional news cooperatives (but as a separate obligation of this Affiliation Agreement as well), Broadcaster shall make available, on request by CBS News, coverage produced by Affiliated Station of news stories and breaking news events of national and/or regional interest, to CBS News and to regional news cooperatives operated by CBS News. Affiliated Station shall be compensated at CBS News’ then-prevailing rates for material broadcast by CBS News or included in the national Newsnet service.

9.	Non-Duplication of Network Programs.

(a) For purposes of this paragraph, a television station’s “Network Exclusivity Zone” shall mean the zone within thirty-five (35) miles of the station’s reference points, or, in the case of a

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“small market television station,” as defined in Section 76.92 of the FCC rules, the zone within 55 a miles of said reference points; provided, however, that in no case shall the “Network Exclusivity Zone” include an area within the Area of Dominant Influence (ADI), as determined by Arbitron and published in the then-current edition of its Television ADI Market Guide, of another CBS Television Network Affiliate. A station’s “reference points” for purposes of this paragraph shall be as defined in Section 73.658(m) of the FCC rules, and shall be deemed to include, with respect to a station in a hyphenated market, the reference points of each named community in that market.

(b) Broadcaster shall be entitled to exercise, within Affiliated Station’s Network Exclusivity Zone, the protection against duplication of network programming, as provided by Sections 76.92 through 76.97 of the FCC rules, with respect to a Network Program during the period beginning one (1) day before and ending seven (7) days after the delivery of such Network Program by CBS to Broadcaster; provided, however, that such right shall apply only to Network Programs broadcast in the live time period as offered or on no more than a one day delay as accepted by CBS; and provided further that nothing herein shall be deemed to preclude CBS from granting to any other broadcast television station licensed to any other community similar network non-duplication rights within that station’s Network Exclusivity Zone, and Broadcaster’s aforesaid right of network non-duplication shall not apply with respect to the transmission of the programs of another CBS affiliate (current or future) by a “community unit,” as that term is defined by the rules of the FCC, located (wholly or partially) within the area in which Broadcaster’s Network Exclusivity Zone overlaps the Network Exclusivity Zone of that other CBS affiliate.

(c)	Omitted.

10.	Assignment, Conveyance and Conditions for Use of Descramblers.

(a) For value received, CBS hereby conveys, transfers, and assigns to Broadcaster, all of its rights, title and interest in and to the tangible personal property consisting of two (2) Videocipher 1B Descramblers (the “Descramblers”) subject to the following conditions:

(i) Broadcaster may not assign its rights in the Descramblers to any party without CBS’s written approval.

(ii) At the termination or expiration of this Agreement, Broadcaster’s rights in the Descramblers shall cease and Broadcaster shall take appropriate steps to assign the Descramblers to CBS.

(b) Broadcaster shall use the Descramblers solely in connection with the broadcast rights granted and specified in the Agreement.

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(c) CBS makes no warranties whatsoever, either express or implied, in respect of the equipment including, but not limited to, any warranties of merchantability or fitness for a particular purpose.

(d) Broadcaster shall be solely responsible for any and all installation and other related costs or charges in connection with the use and installation of the Descramblers. Broadcaster shall at all times use and maintain the Descramblers as instructed by CBS and the manufacturer and shall use its best efforts to assure that the Descramblers are kept in good condition and that no tampering with the Descramblers or other breach of security, as defined in subparagraph (g) below, occurs. Broadcaster shall promptly notify the CBS Satellite Management Center by telephone of any defect or failure in the operation of the Descramblers and shall follow such procedures as are established by CBS for the replacement or repair of the Descramblers. CBS shall be responsible for the cost of correcting any defect or of rectifying any failure of the Descramblers to operate during the Term of the Agreement, provided that Broadcaster shall be responsible for any costs associated with its failure to follow the prescribed procedures.

(e) In addition to its rights under paragraph 7 of the Agreement, CBS will not be liable for any damages resulting from the operation of the Descramblers or from the failure of the Descramblers to function properly or, any loss, cost or damage to Broadcaster or others arising from defects or non-performance of the Descramblers.

(f) If Broadcaster makes any use of the Descramblers in violation of the terms and conditions of this Agreement, said use shall be a material breach of this Agreement.

(g) Should Broadcaster’s willful acts or negligence result in any breach in the security of the two Descramblers covered by this Agreement, such breach of security shall be a material breach of this Agreement. Breach of security shall include but not be limited to any theft of all or part of the Descramblers, any unauthorized reproduction of all or part of the Descramblers, any unauthorized reproduction of the code involved in descrambling the network feed from CBS to Broadcaster, or any related misappropriation of the physical property or intellectual property contained in the Descramblers.

11. General.

(a) As of the beginning of the term hereof, this Agreement takes the place of, and is substituted for, any and all television affiliation agreements heretofore existing between Broadcaster and CBS concerning Affiliated Station, subject only to the fulfillment of any obligations thereunder relating to events occurring prior to the beginning of the term hereof. This Agreement cannot be changed or terminated orally and no waiver by either Broadcaster or CBS of any breach of any provision hereof shall be or be deemed to be a waiver of any preceding or subsequent breach of the same or any other provision of this Agreement.

(b) The obligations of Broadcaster and CBS under this Agreement are subject to all applicable federal, state and local law, rules and regulations (including but not limited to the Communications Act of 1934 as amended and the Rules and Regulations of the Federal Communications Commission) and this Agreement and all matters or issues collateral thereto shall be governed by the law of the State of New York applicable to contracts performed entirely therein.

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(c) Neither Broadcaster nor CBS shall be or be deemed to be or hold itself our as the agent of the other under this Agreement.

(d) Unless specified otherwise, all notices given hereunder shall be given in writing, by personal delivery, mail, telegram, telex system or private wire at the respective addresses of Broadcaster and CBS set forth above, unless either party at any time or times designates another address for itself by notifying the other party thereof by certified mail, in which case all notices to such party shall thereafter be given at its most recently so designated address. Notice given by mail shall be deemed given on the date of mailing thereof with postage prepaid. Notice given by telegram shall be deemed given on delivery of such telegram to a telegraph office with charges thereof prepaid or to be billed to the sender thereof. Notice given by private wire shall be deemed given on the sending thereof.

(e) The titles of the paragraphs in this Agreement are for convenience only and shall not in any way affect the interpretation of this Agreement.

(f) CBS agrees that the CBS Network Programs offered to Affiliated Station during the term of this Agreement will be the same as those offered on a national basis to other CBS Network affiliated television stations, it being understood that the foregoing is intended to apply only to CBS’s primary network service and not to any additional network service(s) which CBS may offer should the FCC’s rules so allow. CBS also agrees that the CBS Network Programs offered to Affiliated Station during the term of this Agreement will consist of a variety of entertainment, sports, children’s, news and public affairs programs of an overall quality, character and content consistent with the CBS Network Programs offered to Affiliated Station and other CBS affiliates on a national basis during the 1994-95 Network television season, it being understood that the ratings success of any such programs shall not be considered indicative of their overall quality and character.

(g) In the event that negotiations with the CBS Affiliates Advisory Board result in the revision of any provision of the standard form CBS Television Network Affiliation Agreement which revision would be more favorable to Affiliated Station than the comparable provision in this Affiliation Agreement, CBS will promptly offer in writing to amend this Agreement to conform to such more favorable provision.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WESTWIND COMMUNICATIONS L.L.C.		CBS TELEVISION NETWORK A Division of CBS Inc.

By	/s/ SIGNATURE	By	/s/ SIGNATURE

Exhibit 10.7

WESTWIND COMMUNICATIONS L.L.C.

Bakersfield, California

Ladies and Gentlemen:

Reference is made to the CBS Television Network Affiliation Agreement between us, as amended, without limitation, by those certain letter agreements dated September 23, 1998 and October 22, 2001 (collectively, the “NFL Amendments”), relating to broadcast station KBAK-TV at Bakersfield, California, and other agreements between us with respect thereto (collectively, the “Affiliation Agreement”). You and we have agreed (the “2003 Agreement”) to further amend the Affiliation Agreement as follows. Capitalized terms not otherwise defined herein shall the meaning ascribed to them in the Affiliation Agreement.

1. CBS shall make available to Broadcaster for local sale two (2) additional 30-second prime-time units per week. One (1) 30-second unit shall be adjacent to or within “Without a Trace,” and the other such unit shall be adjacent to or within “Judging Amy,” it being understood that, in the event of cancellation of one or both of the foregoing programs, or a significant decrease in the ratings achieved by them from those prevailing during the 2003-2004 television season, the unit(s) shall be placed adjacent to or within another prime-time program(s) comparable to today’s ranking of the relevant above-mentioned program (provided, in no event shall a unit be relocated to another program that has a lower rank than the program from which it is being moved). This will create a new minimum of one hundred nine (109) 30-second units per week of Prime Time Inventory to be made available for sale by Broadcaster, which minimum will be reasonably equally distributed throughout Prime Time and will remain in place through and including December 31, 2014. In addition, CBS shall make available to Broadcaster for local sale three (3) additional 30-second units per week in “The CBS Evening News With Dan Rather,” or its sucessor program, with one such unit being scheduled as an internal break on each of Monday, Wednesday and Friday, subject to adjustment for significant ratings shortfall or gain.

To reflect this additional Inventory being made available to Broadcaster:

(a) The first and third sentence of Subparagraph 2 (h) (i) shall be amended by substituting “one hundred nine (109) 30-second units” for “one hundred seven (107) 30-second units.” In addition, the first clause of the first sentence of Subparagraph 2 (h) (i) shall be amended by substituting “Commencing on December 31, 2003 and continuing through December 31, 2014” for “Commencing on August 31, 1998, and thereafter during the NFL Broadcast Period”.

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(b) The following shall be inserted before the final sentence of Subparagraph 2 (h) (i):

In addition, from December 31, 2003 through December 31, 2014, CBS shall make available to Broadcaster for local sale three (3) additional 30-second units per week in “The CBS Evening News Dan Rather” (or its successor program) (in addition to the amount of Inventory that is available for sale by broadcaster in such Network Program as the date hereof), with one such additional unit being scheduled on each of Monday, Wednesday and Friday, subject to adjustment for significant ratings shortfall or gain.

(c) The final sentence of Subparagraph 2 (h) (i) shall be revised to read:

Except as otherwise provided in the preceding sentence with respect to “The CBS Evening News with Dan Rather,” and in Subparagraph 2 (h) (ii) or (iii), nothing contained in this Paragraph 2(h) shall in any way establish or otherwise affect Affiliated Station’s right to Inventory during periods other than Prime Time.

In all other respects, Paragraph 2 (h) (i) will remain unchanged.

2. To reflect CBS’ recapture of units of Inventory in the Network Programs “Late Show With David Letterman”, “The Early Show” and “Late, Late Show with Craig Kilborn”, Paragraph 2 (h) (v) of the Affiliation Agreement shall be amended to read as follows:

Provided that nothing in this paragraph shall limit the final sentence of Subparagraph 2 (h) (i) hereof, Broadcaster hereby acknowledges and agrees that, effective December 31, 2003, CBS shall sell for its own account (A) one (1) additional 30-second unit of Inventory per weeknight in the “Late Show With David Letterman” (or its successor program) in commercial position #5 (B) two (2) additional 30-second units of Inventory per weekday in “The Early Show” (or its successor program); and (C) four (4) 30-second units of Inventory per weeknight in “Late, Late Show With Craig Kilborn” (or any successor program) in commercial positions #2 (one [1] unit), #4 (two [2] units) and (one [1] unit). The foregoing shall be in addition to the additional Inventory that has been sold by CBS for its own account since August 31, 1998, as contemplated by the 1998 Agreement.

3. The following new paragraph shall be added to the Affiliation Agreement immediately after the paragraph of the Affiliation Agreement titled “Affiliated Station Contribution to NFL Football Costs” (added by Paragraph A (14) of the 1998 Agreement), and shall become the next to last numbered paragraph of the Affiliation Agreement:

Annual NCAA Contribution.

2

Exhibit 10.7

(i) Effective as of December 31, 2003, and continuing throughout the term or any renewal or extension of the Affiliation Agreement until December 31, 2014, Broadcaster shall make annual payments to CBS that shall be determined as set forth in clause (ii) below of this subparagraph (the “Annual NCAA Contribution”). When there is a change in the Network-Affiliated Station Licensee in a particular DMA, the Annual NCAA Contributions due from the former and new Network-Affiliated Station Licensees in such DMA shall be prorated between them based on the portion of the year, between the CBS Network’s initial presentation of an event (an “NCAA Event”) the broadcast rights to which have been acquired pursuant to that certain agreement between CBS Broadcasting Inc. and the NCAA, dated November 18, 1999 (the “NCAA Agreement”) and the CBS Network’s final presentation of an NCAA Event during the same year, during which each has been a Network-Affiliated Station Licensee.

(ii) Broadcaster’s Annual NCAA Contribution shall be an amount equal to (A) Eight Million Dollars ($8,000,000) multiplied by (B) a fraction, the numerator of which is the Affiliated Station’s Households (based on television households as of 2003/2004) and the denominator of which is the Adjusted CBS Households (based on television households as of 2003/2004) of all Network-Affiliated broadcast station affiliated with the CBS Network that are not owned or controlled, directly or indirectly, by CBS. The figure of $8,000,000 referred to in the preceding sentence reflects the total Annual NCAA Contributions of all Network Affiliated Station Licensees.

(iii) Commencing on December 31, 2003, Broadcaster’s Annual NCAA Contribution shall be $21,172, and shall either (A) be deducted in twelve equal installments from the amounts payable by CBS, if any, to Broadcaster under Paragraph 2 hereof or (B) be paid in twelve (12) equal installments by Broadcaster to CBS on a monthly basis in arrears on or before the 15th day of each calendar month following the calendar month for which such payment is due (e.g., the first payment will be due February 15th). Within thirty (30) days after the date hereof, Broadcaster shall notify CBS in writing of the manner by which the Annual NCAA Contribution shall be paid. In the event that Broadcaster fails to so notify CBS within such thirty (30)-day period, Broadcaster shall be deemed to have elected to pay the Annual NCAA Contribution by means of a deduction against amounts payable by CBS hereunder as provider in Clause (A) of the first sentence of this Subsection (iii). CBS

3

Exhibit 10.7

shall have the right to offset against any amounts payable by CBS to Broadcaster under this Agreement any installment of the Annual NCAA Contribution that is more one hundred twenty (120) days past due. If the installments for the Annual NCAA Contribution are deducted from the amounts payable by CBS under Paragraph 2 hereof, such monthly installments will be itemized and labeled as the “Annual NCAA Contribution” on the remittance statement that accompanies the payment by CBS. Notwithstanding anything to the contrary in the foregoing, if the total amount of Broadcaster’s Annual NCAA Contribution or a monthly installment of such Annual NCAA Contribution exceeds or will exceed the amounts payable by CBS to Broadcaster under Paragraph 2 hereof for such period, CBS shall bill Broadcaster for such Annual NCAA Contribution or for such installment, as the case maybe.

4. Notwithstanding anything to the contrary contained in the NFL Amendments, subparagraphs 1(a), 1(b)(ii), 1(d) and 1(e) therein are hereby extended through December 31, 2006.

5. Except as provided in paragraph 4 above, the term of this 2003 Agreement shall commerce December 31, 2003 and be effective through December 31, 2014. During the foregoing period and the period provided in paragraph 4 above, the provision contained in this 2003 Agreement shall be incorporated, as applicable, in their entirely in any amendment without the approval of The Board of Directors of CBS Television Network Affiliates Association, which approval may be granted or withheld in its sole and absolute discretion.

5. CBS agrees to the formation of a “Futures Committee(s),” comprised of CBS executives having responsibility for issues relating to the digital spectrum, retransmission consent, programming and marketing (including such executive having principal responsibility for High Definition television), and representatives of the affiliate body appointed by The Board of Directors of CBS Television Network Affiliates Association, to discuss potential joint initiatives and mutual opportunities in these areas, including to the extent appropriate, issues of common concern with Congress and the FCC.

6. CBS agrees that it will not solicit Broadcaster or any other CBS affiliated Station Licensee for financial assistance for future program acquisitions unless it has first consulted The Board of Directors of CBS Television Network Affiliates Association which, in its sole discretion, may subject such request to a full and comprehensive review in the event of significantly changed marketplace conditions.

7. This Amendment is being submitted to all Network-Affiliated Station Licensee for approval. If this Amendment is rejected by the Network-Affiliated Station

4

Exhibit 10.7

Lincensees whose television stations, in the aggregate, exceed 5% or more of the total DMA coverage (as determined by Nielsen Media Research, Inc.) of such Network-Affiliated Station Licensees, then, at the option of CBS, this Amendment may be declared null and void ab initio. Any Network-Affiliated Station Licensee from which CBS has not received an executed copy of this Agreement by December 15, 2003 will be deemed to have rejected the Agreement for purposes of this Paragraph. Within a reasonable time following such date, CBS shall notify Affiliated Station and The Board of Directors of CBS Television Network Affiliates Association of the satisfaction or the failure to satisfy the condition set forth in this Paragraph.

In all other respects, the terms of the Affiliation Agreement, as amended, are hereby confirmed and ratified. If the foregoing reflects your understanding of the agreement between you and CBS, please signify your agreement to the foregoing by executing the Agreement in the space indicated below, faxing such executed Agreement to the attention of Rhonda Troutman at Facsimile No. 212-975-4229 and returning one original executed copy of the same to Rhonda Troutman, Vice President, CBS Affiliate Relations, 7th Floor, 51 West 52 Street, New York 10019.

Very truly yours,

CBS Affiliate Relations, A Unit of CBS Broadcasting Inc.

By:	/s/ Peter K. Schruth
Name:	Peter K. Schruth
Title:	President

Agreed and Accepted this 12 day of December, 2003.

WESTWIND COMMUNICATIONS L.L.C.

By:	/s/ Wayne W. Lansche
Name:	Wayne W. Lansche
Title:	President

5

Exhibit 10.7

September 23, 1998

WESTWIND COMMUNICATIONS L.L.C.

Bakersfield, California

Gentlemen:

The purpose of this letter agreement (the “Agreement”) is to set forth our agreement as to certain amendments to that certain CBS Television Network Affiliation Agreement (the “Affiliation Agreement”) between you and us relating to broadcast station KBAK-TV at Bakersfield, California, and other agreements between you and us with respect thereto. Capitalized terms not otherwise defined in this letter agreement will have the meaning ascribed thereto in the Affiliation Agreement.

A. Amendments to Agreement. You and we agree that the Affiliation Agreement shall be amendment as follows:

1. Paragraph 1(a) of the Affiliation Agreement is hereby amended by adding a new sentence at the end of the paragraph which shall read in its entirely as follows:

CBS shall, during the NFL Broadcast Period, offer to Broadcaster for broadcasting by Affiliated Station those NFL Games the broadcast rights to which were acquired by CBS pursuant to the NFL Agreement.

2. In order to implement a new agreement regarding Affiliated Station’s exclusivity as to the transmission of Network Programs on non-broadcast media, Paragraph 1(b) of the Affiliation Agreement is amended by deleting the portion of paragraph 1(b) that begins after the first sentence of that Paragraph in its entirely and inserting the following in lieu thereof:

Such acceptance shall constitute Broadcaster’s agreement that Affiliated Station will broadcast such Network Program or Network Programs in accordance with the terms of this Agreement and of such offer, and so long as Affiliated Station so broadcasts such Network Program or Network Programs, CBS will not (i) authorize the broadcast thereof on a network basis by any other broadcast station licensed to operate in Affiliated Station’s community of license or (ii) except as otherwise provided in Paragraph 1(d) below, distribute, authorize or permit the distribution of Network Programs to or by means of any Video System available to viewers in Affiliated Station’s designated market area as defined by Nielsen Media Research, Inc. (“DMA”), at any time during the Exclusivity Period; provided, however, that the covenants and provisions set forth in clause (ii) of this Paragraph 1(b) (the “Exclusivity Arrangements” shall not be applicable to (A) any Network Program the broadcast rights to which were acquired prior to the date hereof or to the distribution arrangements described in that certain letter from Howard F. Jaeckel, Esq. to Kurt A. Wimmer, Esq., dated September 23, 1998, or (B) as to any Licensed Network Program not covered by Clause (A), excerpt as provided in Paragraph 1(e). If as to any Network Program offered hereunder. Broadcaster does not notify CBS as provided for in this Paragraph 1(b), Broadcaster shall have no rights with respect to such Network Program, and CBS may offer such Network Program on the same or different terms to any other television

Exhibit 10.7

broadcast station or stations license to operate in Affiliated Station’s community of license; provided, however, that, if any Network Program offered hereunder is accepted by Affiliated Station, upon any other terms or conditions to which CBS agrees in writing, then the provisions of this Agreement shall apply to the broadcast of such Network Program except to the extent such provisions are expressly varied by the terms and conditions of such acceptance as so agrees to by CBS.

3. Paragraph 1 of the Affiliation Agreement is hereby amended by adding a new Paragraph 1(d) thereto which shall read in its entirely as follows:

(d) Exception to the Exclusively Period. Notwithstanding Paragraph 1(b) to the contrary, Network Programs may be distributed by CBS to or by means of any Video Systems prior to the expiration of the Exclusivity Period in the limited circumstances described below provided that such Network Programs are distributed by CBS in accordance with the terms of this Paragraph 1(d).

(i) CBS-Produced News Footage and Segments. CBS may distribute to or by means of other Video Systems any News Segment or News Footage produced by or on behalf of CBS News Following the broadcast of such News Segment (which may include News Footage gathered by Affiliated Station pursuant to the news service and cooperative arrangement, currently doing business under the name “CBS NewsPath,” established by Schedule B to the Affiliation Agreement (the “NewsPath Service”)) or News Footage, as the case may be, on the CBS Network. Without effecting the meaning of “Network Program” as used in this Agreement and the Affiliation Agreement, nothing herein shall be construed as preventing CBS from (a) distributing to Video Systems, as part of the NewsPath Service, News Footage or News Segments concurrent with its delivery to Network Affiliated Licensees as part of such NewsPath Service or (b) from distributing to Video Systems archival material that has not previously been broadcast on the CBS Network.

(ii) Affiliated Station-Produced News Segments. CBS may distribute to or by means of other Video Systems any News Segment produced by Affiliated Station provided that (A) such News Segment has been broadcast on the CBS Network and (B) CBS has received the prior written consent of Affiliated Station to such distribution.

(iii) Affiliated Station-Produced News Footage. CBS may distribute to other Video Systems News Footage produced by Affiliated Station provided that (A) such News Footage has been provided for simultaneous broadcast on the CBS Network or has been provided to Network Affiliated Station Licensees under the NewsPath Service and (B) in cases in which the News Footage is “unique and exclusive,” CBS has received the prior written consent of Affiliated Station to such distribution. For purposes of this Agreement, News Footage is “unique and exclusive” if, in the reasonable judgment of Affiliated Station, no other media outlet other than Affiliated Station has visual or aural coverage of comparable content and/or quality of specific subject of such News Footage or if considerations unique to the business needs of Affiliated Station reasonably require that such footage not be distributed to other Video Systems. Broadcaster shall be required to provide reasonable notification to CBS that it regards any particular News Footage made available to CBS by Broadcasters as “unique and exclusive.”

Exhibit 10.7

(iv) Talk Shows. CBS may distribute Talk Show episodes to or by means of any Video System provided that such episode is distributed no earlier than 90 days after the first broadcast date on which CBS offers such Talk Shows episode to Affiliated Station for simultaneous television broadcasting.

(v) Award Shows and Sporting Events. CBS may distribute any Award Show or Sporting Event to or by means of any Video System provided that such Award Show or Sporting Event is distributed no earlier that five days after the first broadcast date to which CBS offers such Award Show or Sporting Event to Affiliated Station for simultaneous television broadcasting.

(vi) Video on Demand. CBS may distribute any Network Program to any Video System that makes such Network Program available for viewing on a subscription or fee for viewing basis at the time of each individual subscriber’s own choosing as part of a general video-on-demand service, provided that net income received by CBS from such a service within Affiliated Station’s DMA is shared on a 50%-50% basis with Affiliated Station. At any time after September 25, 2001, CBS or the Advisory Board, by written notice to the other, shall have the right to renegotiate the income sharing provisions of this Subparagraph 1(d)(vi), as provided in Paragraph 3(f) hereof.

(vii) Events of National Importance. CBS may distribute to or by means of any Video System and may authorized the telecast by any broadcast station, wherever licensed to operate, any Network Program that consists of (A) an address by the President of the United States of America on a subject of national importance or (B) coverage of a matter if immediate national concern.

(viii) Pay-Per-View of Sporting Events. Nothing herein shall be construed to prevent CBS from distributing, authorizing or permitting the distribution of a Sporting Event offered as part of a package of such events for viewing nationally on a subscription or fee for viewing basis (a “Pay-Per-View Exhibition”); provided, however, that in so doing CBS shall cause the particular Sporting Event offered by the CBS Network for broadcasting by Affiliated Station to be blacked out for purposes of such Pay-Per-View Exhibition within Affiliated Station’s DMA.

(ix) Syndication. Notwithstanding anything to the contrary herein, once the episodes of a particular Network Program have entered the Syndication Window, the owner of the rights in such episodes may distribute, authorize or permit the distribution of any episodes of the Network Program for exhibition by means of any Video System, at any time subsequent to the Broadcast Season during which CBS first offers such episodes to CBS affiliates for simultaneous television broadcasting on the CBS Network.

(x) Home Video. Nothing in clause (ii) of Paragraph 1(b) hereof shall be applicable to the distribution or commercial sale to the general public of Network Programs for exhibition in the home by means of video cassettes, video discs or similar devices.

(xi) Cancellation of Program. The obligation of CBS under clause (ii) of Paragraph 1(b) and Paragraph 1(f) hereof shall expire with respect to each episodic Network Program (whether a Licensed Network Program or a CBS Owned Network Program) as of the date CBS ceases to broadcast such Network Program on a network basis.

Exhibit 10.7

(xii) Additional Exclusions. Nothing in clause (ii) of Paragraph 1(b) hereof shall be applicable to the distribution by means of any Video Systems of Network Programs that are Theatrical Movies, Made-for-Television Movies, Non-Dramatic Specials or Mini-Series.

4. Paragraph 1 of the Affiliation Agreement is hereby amended by adding a new Paragraph 1(e) thereto which shall read in its entity as follows:

(c) Licensed Network Programs.

(i) Exclusivity Arrangements. CBS shall use its commercially reasonable efforts (which efforts shall not require the payment of additional consideration to third-party licensors) to obtain such contractual or other rights from third parties as may be necessary so that the Exclusivity Arrangements will apply to all Licensed Network Programs as if such Licensed Network Programs were CBS Owned Network Programs for purposes of clause (ii) of Paragraph 1(b) hereof. CBS shall provide Broadcaster with prompt written notice in the event that the Exclusivity Arrangements will not apply to any Licensed Network Program, which notice shall be dispatched no later than (A) the date that is seven days after the public announcement by CBS that it will carry such Licensed Network Program in its program schedule for the Broadcast Season, (B) if such Licensed Network Program was not originally included in the program schedule for the Broadcast Season, the date on which CBS offers such Licensed Network Program to CBS affiliates for simultaneous television broadcasting on the CBS Network, or (C) with respect to any such Licensed Network Program (other than a series pilot), the date that is seven days after CBS has entered any agreement that is inconsistent with the Exclusivity Arrangements.

(ii) Preemption. If the Exclusivity Arrangements do not apply to any Licensed Network Program for any reason, Broadcaster shall have the right to preempt such Licensed Network Program and substitute in its place a program selected by Broadcaster. Broadcaster shall notify CBS as far in advance as reasonably practicable of any such preemption and substitution. The preemption of a Licensed Network Program pursuant to this Paragraph 1(e) shall not be counted against any agreed limitation on preemptions of Network Programs (subject to Section 73.658 of the FCC’s rules) applicable to the Affiliated Station, or otherwise have any economic consequences that are adverse to Broadcaster under the Affiliation Agreement. For the avoidance of doubt, Broadcaster shall have the right to sell or otherwise dispose of, for its own account, all Inventory adjacent to any licensed Network Program preempted pursuant to Paragraph 1(e) hereof.

Exhibit 10.7

5. Paragraph 1 of the Affiliation Agreement is hereby amended by adding a new Paragraph 1(f) thereto which shall read in its entirety as follows:

(f) Program Title. The title of any episode CBS Owned Network Program that is supplied to any Video System before such program has entered the Syndication Window will be changed to a title which is materially different from the title utilized in connection with the broadcast of such Network Program on the CBS Network.

6. Paragraph 1 of the Affiliation Agreement is hereby amended by adding a new Paragraph 1(g) thereto which shall read in its entirety as follows:

(g) Promotion. Except as otherwise require under any agreement between CBS available by CBS to Affiliated Station, on-air talent employed by or under contract to CBS appearing in any Network Program shall not within any Network Program or otherwise on the CBS Network (i) during any period in which television viewing in all markets in the United States is measured (commonly known as “sweep periods,” currently the month of July), cross-promote to specific programs or continuing coverage of news or other events appearing on channels or programs made available for viewing on other Video System(s) and (ii) at any time shall not mention the day, date or time at which any program appearing on channels or programs made available for viewing on other Video Systems is scheduled to appear. CBS shall use its commercially reasonable efforts (not to include the payment of additional consideration) to minimize the obligations of its on-air talent to promote programs made available for viewing on other Video System(s).

7. Paragraph 1 of the Affiliation Agreement is hereby amended by adding a new Paragraph 1(h) thereto which shall read in its entirety as follows:

(h) Satellite Distribution. This Agreement shall not be construed to provide Affiliated Station with exclusivity as to the distribution, under color of a compulsory license under Federal law, of Network Programs contained in the signals of television broadcast stations owned by or affiliated with CBS by direct broadcast satellite to residences, as to which CBS retains all exclusive rights.

8. Paragraph 1 of the Affiliation Agreement is hereby amended by adding new Paragraph 1(i) which shall read in its entirety as follows:

(i) Sunday Programming. CBS agrees to exercise commercially reasonable efforts to accommodate during the NFL season the Sunday morning programming needs to those television stations that are affiliated with the CBS Network and are located in the Pacific time zone by modifying its standard clearance guidelines for CBS Sunday Morning Network Program and Face The Nation Network Program (or any successors programs transmitted for broadcast during substantially the same time periods), so as to facilitate the scheduling of children’s programming, locally produced news or public affairs programming, or locally produced NFL-related programming by such affiliated television stations (including if applicable, Affiliated Station). No rescheduling of the aforementioned Network Programs contrary to CBS’s standard clearance guidelines shall be made by Affiliated Station without the prior approval of CBS, which shall not be unreasonably withheld.

Exhibit 10.7

9. The title of Paragraph 2 of the Affiliation Agreement shall be changed to read “Payment to Broadcasters and Affiliated Station’s Commercial Inventory.”

10. Paragraph 2(e) of the Affiliation Agreement is hereby amended by adding a new sentence at the end of such Paragraph, which shall read in its entirety as follows:

CBS shall not reduce Broadcaster’s Network Rate to defray any expenses related to the production or acquisition of any Network Program, recoup its internal cost of the Inventory provided to Broadcaster pursuant to Paragraph 2(h) hereof, or otherwise to alter the balance of the benefits contained in this Agreement.

11. A new Paragraph 2(h) shall be added to the Affiliation Agreement which shall read in its entirety as follows:

(h) Affiliated Station’s Commercial Inventory.

(i) Minimum Available Advertising Inventory. Commencing on August 31, 1998, and thereafter during the NFL Broadcast Period, Broadcaster shall have the right to sell or otherwise dispose of, for its own account, no less than one hundred seven (107), 10-second “units” of Inventory occurring during regularly scheduled Prime Time Network Programs each calendar week (Monday through Sunday) (the “Prime Time Inventory”). The Prime Time Inventory shall include a 45-second local newsbreak occurring in the last hour of Prime Time each day of the calendar week, of which 30-seconds each calendar day may be used by Broadcaster as Inventory. Notwithstanding the forgoing provisions of this clause (i), the parties agree that the amount of Inventory available for sale by Broadcaster may be lower than said one hundred seven, 30 second units during those weeks in which the CBS Network schedules special news, sports or sponsor-provided programming of the type set forth, for illustrative purposes only, in Part II of Exhibit A hereof (“Special Programming”), and in which the amount of Inventory available for sale by Network-Affiliated Station Licensees has, in prior years, been less than in regularly scheduled Prime Time Network Programs; provided, however, that the amount of Special Programming in Network Programs provided by CBS to Affiliated Station in any given Broadcast Year shall be no greater than the amount of Special Programming in Network Programs provided by CBS to the television broadcast stations owned by CBS. Subject to the provisions of Subparagraph 2(h)(ii) hereof, the Inventory in regularly scheduled Prime Time Network Programs shall be allocated substantially in accordance with the programming schedule set forth in Part I of Exhibit A hereto; provided, however, that CBS shall have the right to reallocate a reasonable amount of Inventory among Network Programs so long as such reallocation does not result in the Prime Time Inventory having materially less value by virtue of its placement than the Inventory available to Broadcaster during each calendar week (Monday through Sunday) of Prime Time for the 12-month period ending August 31, 1998. CBS shall use commercially reasonable efforts to allocate in a fair and equitable manner the Prime Time Inventory among each Network Program, and the allocation of Prime Time Inventory in Prime Time programming provided by CBS to Affiliated Station shall be materially

Exhibit 10.7

identical to the allocation of Prime Time Inventory provided by CBS to the television broadcast stations owned by CBS. Except as otherwise provided in Subparagraph 2(h)(ii) or (iii), nothing contained in this Paragraph 2(h) shall in any way establish or otherwise affect Affiliated Station’s right to Inventory during periods other than Prime Time.

(ii) Supplemental Prime Time Inventory. Except as otherwise provided in the immediately following sentence, commencing on August 31, 1998, and thereafter during the NFL Broadcast Period, one additional 30-second unit of Inventory (the “Supplemental Unit”) shall be allocated for sale by Broadcaster each day in regularly scheduled Prime Time Network Programs as follows: during the first full Broadcast Year occurring after August 31, 1998, such Supplemental Unit shall be made available to Affiliated Station during or adjacent to the third hour of Prime Time; during the second full Broadcast Year occurring after August 31, 1998, such Supplemental Unit shall be made available to Affiliated Station during or adjacent to the second hour of Prime Time; during the third full Broadcast Year occurring after August 31, 1998, such Supplemental Unit shall be made available to Affiliated Station during or adjacent to the first hour of Prime Time; and for each additional Broadcast Year thereafter, such Additional Units shall be made available to Affiliated Station in accordance with the foregoing annual, rotating schedule. In order to accommodate CBS’s Programming schedule for the 1998-1999 Broadcast Season, CBS and Broadcaster agree that during the first full Broadcast Year occurring after August 31, 1998, the Supplemental Unit shall be allocated each calendar week (Monday through Sunday) in Prime Time as set forth in Exhibit B hereto.

(iii) NFL Inventory

(A) In addition to the Prime Time Inventory, with respect to each single NFL Game that is scheduled by the NFL to begin prior to 4:00 p.m. New York City time and made available to Affiliated Station for broadcast by CBS, Broadcaster shall have the right to sell or otherwise dispose of, for its own account, no fewer than eighteen (18), 30-second units of Inventory in or adjacent to (i.e., no more than three (3), 30-second units immediately preceding the commencement of the NFL Game and no more than three (3), 30-second units of Inventory immediately following the conclusion of the coverage of the NFL Game) such NFL Game.

(B) In addition to the Prime Time Inventory, with respect to each single NFL Game that is scheduled by the NFL to begin on or after 4:00 p.m., New York City time and made available to Affiliated Station for broadcast (a “Late-Start NFL Game”), Broadcaster shall have the right to sell or otherwise dispose of, for its own account, no fewer than thirteen (13), 30-second units of Inventory in or immediately following (i.e., up to three (3), 30-second units of Inventory immediately following the conclusion of the coverage of the NFL Game) such NFL Game.

Exhibit 10.7

(C) In addition to the Prime Time Inventory, with respect to back-to-back broadcasts of NFL Games occurring on the same calendar day that are provided to Broadcaster for broadcast by CBS on the same day, Broadcaster shall have the right to sell or otherwise dispose of, for its own account, no fewer than twenty-nine (29) 30-second units of Inventory in or adjacent to (i.e., no more than three (3), 30 second units immediately preceding the commencement of the NFL Game and no more than (3), 30-second units immediately following the conclusion of coverage of the NFL Game) such back-to-back NFL Games.

(D) In addition to the Inventory made available under the immediately preceding Subparagraph 2(h)(iii)(C), Broadcaster shall have the right to sell or otherwise dispose of, for its own account, one additional 30-second unit of Inventory adjacent to 60 Minutes (or any successor program transmitted for broadcast during substantially the same time period as 60 Minutes) on each Sunday on which a back-to-back broadcast of NFL Games is provided to Affiliated Station for broadcast by CBS.

(iv) NFL Game News Break. In addition to the foregoing, CBS shall make available an opportunity for Broadcaster to provide a three (3) minute and thirty-four (34) second local news broadcast (the “Local News Window”) during half time of the second game of back-to-back NFL Games provided to Affiliated Station for broadcast by CBS. The Local News Window will be comprised of a ninety-four (94) second station break, followed immediately by a two (2) minute period for use, at Broadcaster’s option, for a local news broadcast. CBS shall make available programming for broadcast during such two (2) minute period in the event that Broadcaster elect no to use it for a local news broadcast. If Broadcaster elects to air a local news broadcast during the Local News Window, Broadcaster may not schedule more than 90 seconds of local commercials during the Local News Window.

(v) New Network Inventory. Without limitation of the final sentence of Subparagraph 2(h)(i) hereof, Broadcaster hereby acknowledges and agrees that from and after August 31, 1998, CBS shall have the right to sell for its own account (A) two (2), 30-second units of Inventory per weeknight in the second half-hour of the Late Show With David Letterman Network Program (or any successor program transmitted for broadcast during substantially the same time period as the Late Show With David Letterman) and (B) two (2) 30-second units of Inventory per weekday in the second hour of the CBS This Morning Network Program (or any successor program transmitted for broadcast during substantially the same time period as CBS This Morning).

12. Paragraph 3 of the Affiliation Agreement is hereby amended by adding a new Paragraph 3(f) thereto which shall read in its entirety as follows:

(f) Renegotiation; Partial Expiration and Termination.

(i) Renegotiation of Preemption Rights. At any time after September 25, 2001, CBS or the Advisory Board will, by written notice to the other, have the right to seek a renegotiation of the provisions of Subparagraph 1(e)(ii) hereof. If, at the conclusion of such negotiations. CBS and the Advisory Board have reached agreement on replacement provisions for Subparagraph 1(e)(ii), a legally binding instrument

Exhibit 10.7

reflecting the agreed terms (the “Preemption Modification Agreement”) shall be submitted to all Network-Affiliated Station Licensees, including Broadcaster, for approval. If the Preemption Modification Agreement is rejected by the Network-Affiliated Station Licensees whose television stations, in the aggregate, exceed 5% or more of DMA coverage (as determined by Nielsen Media Research, Inc. ), then, at the option of CBS, the Preemption Modification Agreement will not be binding on CBS or Broadcaster. If CBS has not received an executed Preemption Modification Agreement from any Network-Affiliated Station Licensee within 30 days of its submission to the Network-Affiliated Station Licensees, such Network-Affiliated Station Licensee will be deemed to have rejected the Preemption Modification Agreement for purposes of this paragraph. CBS shall have 45 days following the conclusion of such thirty (30) day period to exercise the option granted with respect to the Preemption Modification Agreement set forth in clause (i) of this Paragraph 3(f)

(ii) Renegotiation of Income Sharing. At any time after September 25, 2001, CBS or the Advisory Board will, by written notice to the other, have the right to seek a renegotiation of the provisions of Subparagraph 1(d)(vi) hereof. If, at the conclusion of such negotiations, CBS and the Advisory Board have reached agreement on replacement provisions for Subparagraph 1(d)(vi), a legally binding instrument reflecting the agreed terms (the “Income Sharing Modification Agreement”) shall be submitted to all Network-Affiliated Station Licensees, including Broadcaster, for execution. If such Income Sharing Modification Agreement is not executed by Broadcaster within thirty (30) days of its submission to Broadcaster, or if CBS and the Advisory Board are unable to agree on replacement provisions for Subparagraph 1(d)(vi) after ninety (90) days of good faith negotiations, then the income-sharing provisions of Subparagraph 1(d)(vi) hereof shall terminate.

(iii) Termination in Part. If CBS elects not to be bound by the Preemption Modification Agreement following its rejection by Network-Affiliated Station Licensees pursuant to clause (i) of this Paragraph 3(f), or the Advisory Board and CBS are unable to agree on replacement provisions for Subparagraph l(e)(ii) following ninety (90) days of good faith negotiations, then: (A) the Exclusivity Arrangements shall terminate, (B) the obligations of Broadcaster to make payments to CBS to help defray the costs of the NFL Agreement as provided in the next to last numbered paragraph of this Affiliation Agreement shall terminate, (C) the obligations of CBS to provide Supplemental Units to Broadcaster pursuant to Subparagraph 2(h)(ii) hereof shall terminate; (D) the understandings set forth under Subparagraph 2(h)(v) hereof shall terminate, and Broadcaster shall thereafter have the right to sell for its own account two (2), 30-second units of Inventory per weeknight in the second half-hour of the Late Show With David Letterman Network Program (or any successor program transmitted for broadcast during substantially the same time period as the Late Show With David Letterman) and two (2) 30-second units of Inventory per weekday in the second hour of the CBS This Morning Network Program (or any successor program transmitted for broadcast during substantially the same time period as CBS This Morning), and (E) all other rights and obligations of the parties set forth in this Agreement shall remain in full force and effect during the term hereof, including without limitation the rights and obligations set forth in Subparagraphs l(a), 2(h)(i) and 2(h)(iii) hereof.

Exhibit 10.7

13. Paragraph 11 of the Affiliation Agreement is hereby amended by adding a new paragraph thereto, as the last lettered Subparagraph of such Paragraph, which shall read in its entirety as follows:

(    ) Except as otherwise provided in the immediately following sentence, this Agreement may be amended only by the parties hereto in writing. Broadcaster hereby acknowledges and agrees that Paragraphs 1(b), 1(d) and 1(e) of the Agreement shall be deemed to be amended to the extent that an amendment to this Agreement and to all other agreements by and between CBS and each of the Network-Affiliated Station Licensees containing substantially the same terms and conditions provided herein are approved both by CBS and by the Network-Affiliated Station Licensees whose television stations, in the aggregate, reach no less than 95% of the DMA coverage (as defined by Nielsen Media Research, Inc.) provided by markets served by the Network-Affiliated Station Licensees; provided, however, that no amendment that requires the payment by Broadcaster of additional funds, whether by direct payment or by a reduction in the compensation payment under the Agreement, shall be deemed effective as against Broadcaster unless Broadcaster shall have consented thereto.

14. The following new paragraph shall be added to the Affiliation Agreement as the next to last numbered Paragraph thereof and shall read in its entirety as follows:

    . Affiliated Station Contribution to NFL Football Costs.

(a) Broadcaster shall make annual payments to CBS to help defray the costs of the NFL Agreement (the “Annual NFL Contribution”), which shall be determined as set forth below. The obligation of Broadcaster to make the Annual NFL Contribution shall commence as of September 1, 1998 and expire at the end of the NFL Broadcast Period, unless earlier terminated as provided in Paragraph 3(f) hereof. When there is a change in the Network-Affiliated Station Licensee in a particular DMA, the Annual NFL Contributions due from the former and new Network-Affiliated Station Licensee in such DMA shall be prorated between them based on the portion of the then-current NFL season for which the respective stations shall have been a Network Affiliated Station Licensee.

(i) If Affiliated Station is licensed to the home city of an AFC Team, Broadcaster’s Annual NFL Contribution shall be an amount equal to (A) the product of (1) Twenty Eight Million Dollars ($28,000,000) and (2) a fraction, the numerator of which is the Affiliated Station’s Households and the denominator of which is the Adjusted CBS Households (such product, the “Base Amount”) plus (B) an amount equal to ten percent (10%) (the “NFC-NFL Surcharge”) of the Base Amount.

(ii) If Affiliated Station is licensed to the home city of an NFC Team, Broadcaster’s Annual NFL Contribution shall be an amount equal to (A) the Base Amount plus (B) an amount equal to five percent (5%) (the “NFC-NFL Surcharge”) of the Base Amount.

(iii) If Affiliated Station is not licensed to the home city of an AFC Team or NFC Team, Broadcaster’s Annual NFL Contribution shall be an amount equal to (A) Twenty Seven Million. Four Hundred Ten Thousand, Four Hundred Fifty Seven Dollars ($27,410,457) multiplied by (B) a fraction, the numerator of which is the Affiliated Station’s Households and the denominator of which is the Adjusted CBS Households. The figure of $27,410,457 referred to in the preceding sentence reflects the

Exhibit 10.7

total Annual NFL Contributions or all Network Affiliated Station Licensees (which does not include any contribution from any television station owned by CBS or any Affiliate thereof) of $28,000,000, reduced by the sum of all AFC-NFL Surcharges and NFC-NFL Surcharges (an amount equal to $589,543) to be received by CBS.

(iv) The amount of Affiliated Station’s Annual NFL Contribution (which shall not vary during the NFL Broadcast Period) and the manner by which such contribution was calculated are set forth on the attachment hereto labeled “NFL Contribution”.

(v) Commencing in the first calendar month that Broadcaster’s obligation to make the Annual NFL Contribution becomes effective, Broadcaster’s Annual NFL Contribution shall, at Broadcaster’s election, exercisable in its sole and absolute discretion; either (A) be deducted in twelve equal installments from the amounts payable by CBS to Broadcaster under Paragraph 2 hereof or (B) be paid in twelve (12) equal installments by Broadcaster to CBS on a monthly basis in arrears on or before the 15th day of each calendar month following the calendar month for which such payment is due. Within thirty (30) days after the date hereof Broadcaster shall notify CBS in writing of the manner by which the Annual NFL Contribution shall be paid. In the event that Broadcaster fails to so notify CBS within such thirty (30)-day period, Broadcaster shall be deemed to have elected to pay the Annual NFL Contribution by means of a deduction against amounts payable by CBS hereunder as provided in Clause (A) of the first sentence of this Subsection (v). CBS shall have the right to offset against any amounts payable by CBS to Broadcaster under this Agreement any installment of the Annual NFL Contribution that is more than one hundred twenty (120) days past due. If the installments for the Annual NFL Contribution are deducted from the amounts payable by CBS under Paragraph 2 hereof, such monthly installments will be itemized and labeled as the “NFL Contribution” on the remittance statement that accompanies the payment by CBS. Notwithstanding anything to the contrary in the foregoing, if the total amount of Broadcaster’s Annual NFL Contribution or a monthly installment of such Annual NFL. Contribution exceeds or will exceed the amounts payable by CBS to Broadcaster under Paragraph 2 hereof for such period, CBS shall bill Broadcaster for such Annual NFL Contribution or for such installment, as the case may be.

(vi) The unpaid portion of the Annual NFL Contribution that has accrued prior to (A) the expiration of the NFL Broadcast Period, (B) the termination of Broadcaster’s obligation to make Annual NFL Contributions as provided in Paragraph 3(f) hereof, or (C) the termination of this Agreement, shall be due and payable by Broadcaster notwithstanding such expiration or termination. The full amount of the Annual NFL Contribution shall be deemed to accrue as of September 1 of each year during the NFL Broadcast Period; provided, however, that if Broadcaster’s obligation to make the Annual NFL Contribution is terminated pursuant to Paragraph 3(f) hereof, Broadcaster shall be obligated to pay to CBS, for the Broadcast Year in which such termination occurs, a fraction of its Annual NFL Contribution, the numerator of which is the number of NFL Games that have been provided to Broadcaster prior to the date of such termination and the denominator of which is the number of NFL Games reasonably expected to be provided by CBS to Broadcaster during such NFL Season.

Exhibit 10.7

15. The following Paragraph shall be added to the Affiliation Agreement as the last numbered paragraph thereof and shall read in its entirety as follows:

    . Definitions. Capitalized terms not otherwise defined in the Agreement shall have the meanings ascribed thereto as follows:

“Adjusted CBS Households” means the total of Affiliated Station Households for all television stations affiliated with the CBS Network, minus the total number of television households for the 1997-98 Broadcast Season in the DMAs in which a television station is owned by CBS or any Affiliate thereof.

“Advisory Board” means the Advisory Board of the CBS Television Network Affiliate Association.

“AFC Team” means a professional football team fielded by a NFL franchisee that is designated by the NFL as a member team of the American Football Conference.

“Affiliate” means, with respect to any person or entity, any other person or entity directly or indirectly Controlling, or Controlled by, or under common Control with such first person or entity.

“Affiliated Station’s Households” means the number of television households in Affiliated Station’s DMA for the 1997-98 season, plus the number of such households, if any, in any adjoining DMA in which there is no affiliated station of the CBS Network and in which the predominant viewing of Network Programs is to Affiliated Station.

“Award Show” means a Network Program depicting an event at which awards, prizes or other elements of like recognition are distributed to one or more individuals or other entities and that is broadcast within seven (7) calendar days of the actual occurrence of such event.

“Broadcast Season” means the period beginning in September and ending in May of each year during which the CBS Network broadcasts primarily first-run, non-repeat programs.

“Broadcast Year” means the 12-month period beginning in September of each year in which Network Programs are premiered by CBS.

“CBS Network” means the current system of which Affiliated Station is a part by which Network Programs are distributed for simultaneous television broadcast by television station(s) not owned or controlled by CBS or any Affiliate thereof.

“CBS News” means the division of CBS or any Affiliate thereof primarily responsible for production of programming concerning news or other events of current interest.

“CBS Owned Network Program” means any Network Program the rights to which are, at any time, wholly owned directly or indirectly by CBS or any of its wholly owned subsidiaries, including without limitation those Network Programs listed in Exhibit C hereto.

“Control” means having the power to direct the affairs of a person or entity by reason of either (i) owning or controlling the right to vote a sufficient number of shares of voting stock or other voting interest of such person or entity or (ii) having the right to direct the general management of the affairs of such person or entity by contract or otherwise.

“ Exclusivity Period” means, with respect to a Network Program, (i) the period preceding the first broadcast date on which CBS offers such Network Program to CBS

Exhibit 10.7

affiliates for simultaneous television broadcasting on the CBS Network, and (ii) the period beginning on the first broadcast date on which CBS offers such Network Program to CBS affiliates for simultaneous television broadcasting on the CBS Network and ending on the date that is twelve months after such first broadcast date.

“FCC” means the Federal Communications Commission.

“Inventory” means the amount of potential units of advertising contained in Network Programs that are available for sale or other disposition.

“Licensed Network Program” means any Network Program that is not a CBS Owned Network Program, including any Network Program the rights to which are licensed by CBS or any of its Affiliates from an unrelated third party.

“Made for Television Movie” means a feature length motion picture originally produced for exhibition on television.

“Mini-Series” means a special series of television programs consisting of a unified story line, other than a regular episodic program, intended for broadcast on two or more, but no more than 14, days.

“Network-Affiliated Station Licensees” means all FCC licensees of the television broadcast stations affiliated with the CBS Network that are not owned or Controlled, directly or indirectly, by CBS.

“News Footage” means the reproduction of the image (whether by means of video, film, photography or other sound and/or image reproduction technology) of a news event occurring within 24 hours prior to the broadcast or other distribution thereof that has been produced but not been edited into a News Segment.

“News Segment” means the report of or on a news event occurring within 24 hours prior to the broadcast or other distribution thereof by means of video, film, photography or other sound and image reproduction technology that has been produced and edited into a news story.

“NFC Team” means a professional football team fielded by an NFL franchisee that is designated by the NFL as a member team of the National Football Conference.

“NFL” means the National Football League and any successor thereto.

“NFL Agreement” means that certain Agreement, dated as of January 8, 1998 by and between CBS and the NFL, as the same may be amended, extended, renewed or otherwise supplemented or replaced but which, in any event, shall not extend beyond the 2005-2006 NFL Season.

“NFL Broadcast Period” means the period of time that coincides with the expiration or termination of the NFL Agreement.

“NFL Game” means a NFL professional football game between any two teams fielded by NFL franchisees, whether a pre-season game, a regular season game, a “wildcard” or divisional playoff game, conference championship game or Super Bowl game.

“Non-Dramatic Special” means a non-episodic, special program of a non-dramatic nature

“Prime Time” means (i) the time periods between the hours of 8:00 p.m. and 11:00 p.m., Monday through Saturday, and between 7:00 p.m. and 11:00 p.m. Sunday in the Eastern and Pacific time zones and (ii) the time periods between the hours of 7:00 p.m. and 10:00 p.m., Monday through Saturday, and between 6:00 p.m. and 10:00 p.m. Sunday in the Central and Mountain time zones.

Exhibit 10.7

“Sporting Event” means any sporting event, contest or, exhibition of an event requiring athletic skill (such as, by way of example and not of limitation, ice skating), whether professional or amateur, whether individual or team; provided, however, that a special program concerning or relating to sports or sporting events, including anthologies, shall be considered a Network Program that is not a Sporting Event provided that such program does not display a material portion of the sporting event which is the subject of such program

“Syndication Window” means the period commencing three years from the beginning of the first Broadcast Season during which the episodes of an episodic Network Program are first offered to CBS affiliates for simultaneous television broadcasting on the CBS Network.

“Talk Show” means a non-episodic, non-dramatic or comedic, entertainment or informative Network Program utilizing a talk-show format, which consists of one or more hosts interviewing one or more non-recurring guests.

“Theatrical Movie” means a feature length motion picture originally produced for exhibition, and exhibited, in theatres.

“Video Systems” means any and all systems or technology by which video program content may be distributed, whether existing or developed after the date of this Agreement, including, without limitation, cable television systems and channels distributed to such systems; wireless cable systems, including MDS, MMDS and LMDS, and channels distributed to such systems; direct broadcast satellite (“DBS”) systems and channels distributed to DBS systems; open video systems and channels distributed to such systems; systems operated by telephone companies or others providing television programming via digital subscriber line (“DSL”) or other emerging technologies; the Internet and other on-line computer distribution systems; video-computer hybrid systems; and all other methods for distributing video programming; provided, however, that this definition shall not be deemed to apply to analog and digital television broadcast stations received by viewers via over-the-air broadcasting or retransmission by a cable television system or other multichannel video program provider under color of compulsory copyright license and/or retransmission consent consistent with Paragraph 4 of the Affiliation Agreement.

B. Further Agreements.

1. CBS agrees to discuss with the Advisory Board in good faith the issues concerning an affiliation agreement that will govern the provision of Network Programs for the Affiliate’s digital channel.

2. CBS agrees that any request for additional payment to defray programming costs from Broadcaster or any other CBS Affiliated Station Licensee during the NFL Broadcast Period shall be submitted by CBS to the Advisory Board which, in its sole discretion, may subject such request to a full and comprehensive review in the event of significantly changed marketplace conditions.

3. CBS and Broadcaster hereby acknowledge and agree that the rights and benefits granted to Broadcaster under Paragraphs 1(a), 1(b), 1(d), 1(e) and 2(h) of the Affiliation Agreement are intended to benefit Broadcaster during the term of the NFL Broadcast Period to the extent that the term of the Affiliation Agreement extends during such period or is otherwise

Exhibit 10.7

renewed or extended. During the NFL Broadcast Period, provisions of Paragraphs 1(a), 1(b), 1(d), 1(e) and 2(h) of the Affiliation Agreement and the next to last numbered paragraph of the Affiliation Agreement (added under Paragraph A(14) of this Agreement) shall be incorporated in their entirety in any amendment to, renewal of or successor agreement to the Affiliation Agreement and may not be amended or modified without the approval of the Advisory Board, which approval may be granted or withheld in its sole and absolute discretion.

4. This Agreement (including the Exhibits hereto which are incorporated herein by reference and made a part hereof) and the Affiliation Agreement (as supplemented or amended by any writing that expressly references the Affiliation Agreement and is signed by the parties hereto prior to the date hereof) represent the entire understanding of the parties with respect to the subject matter hereof. Except as expressly provided herein, the Affiliation Agreement is not amended, modified or affected by this Agreement, and the Affiliation Agreement and the obligations of the parties thereunder are hereby ratified and confirmed by the parties hereto.

5. This Agreement shall inure to the benefit of, and shall be binding upon, each of the parties hereto and their respective legal representatives, successors and assigns. Nothing in this Agreement shall be construed as giving any person or entity, other than the parties hereto, their successors and assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that the Advisory Board shall be a third party beneficiary of Paragraph 3(f) of the Affiliation Agreement and Paragraph B(3) of this Agreement.

6. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

7. The Paragraph and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

8. In this Agreement the singular shall include the plural and vice versa, and the masculine, feminine, and neuter genders shall each include the others, unless the context otherwise requires.

9. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Each party hereto will receive by delivery or facsimile transmission a duplicate original of the Agreement executed by each party, and each party agrees that the delivery of the Agreement by facsimile transmission will be deemed to be an original of the Agreement so transmitted.

10. A legally binding instrument containing substantially the same terms and conditions as this Agreement shall be submitted to all Network-Affiliated Station Licensees for approval. If such instrument is rejected by the Network-Affiliated Station Licensees whose television stations, in the aggregate, exceed 5% or more of DMA coverage (as determined by Nielsen Media Research, Inc.) this Agreement, at the option of CBS, may be declared null and void ab initio. Any Network-Affiliated Station Licensee from which CBS has not received an executed copy of this Agreement within 30 days of the date hereof will be deemed to have rejected the Agreement for purposes of this Paragraph. Within a reasonable time following such date, CBS shall notify Affiliated Station and the Advisory Board of the satisfaction or the failure to satisfy the condition set forth in this Paragraph.

* * * * * * * * * * * * * * *

Exhibit 10.7

If the foregoing reflects your understanding of the agreement between you and CBS, please signify your agreement to the foregoing by executing the Agreement in the space indicated below and returning two originally executed copies of the Agreement to Robert Shellard, Director, Planning & Administration, CBS Affiliate Relations, 7th Floor, 51 West 52 Street, New York, New York 10019.

Very truly yours,

CBS Affiliate Relations, An Operating Unit of CBS Corporation

By:	/s/ Peter K. Schruth
Name:	Peter K. Schruth
Title:	Senior Vice President & General Manager

Agreed and Accepted this 21 day of October, 1998.

WESTWIND COMMUNICATIONS L.L.C.

By:	/s/ Wayne W. Lansche
Name:	Wayne W. Lansche
Title:	President

Exhibit 10.7

CBS TELEVISION

51 WEST 52 STREET

NEW YORK, NEW YORK 10019-6188

(212) 975-4191

FAX: (212) 975-4229

nrourman@cbs.com

RHONDA TROUTMAN

VICE PRESIDENT. BUSINESS AFFAIRS AND

ADMINISTRATION

AFFILIATE RELATIONS

June 20, 2005

Mr. Peter Desnoes

Chairman

Westwind Communications LLC

47-475 Vintage Drive East

Indian Wells, CA 92210

Dear Peter:

Reference is made to the Affiliation Agreement (“the Agreement”) between Westwind Communications LLC (“Broadcaster”) and CBS, dated December 4, 1995, as amended, regarding the affiliation of television station KBAK (“Station”), in Bakersfield, California, with the CBS Television Network.

You and we mutually agree in this Letter Agreement to the following amendments and additional terms and conditions of the Agreement:

1.	In order to clarify that Broadcaster’s “first call” rights to Network Programs extend to such programs in digital format, you and we agree that the initial words of Paragraph 1 of the Agreement prior to the start of Subparagraph l(a) shall be deleted and replaced by the following language:

“1. Offer, Acceptance and Delivery of Network Programs

Broadcaster shall have a “first call”, as set forth below, on the program offerings of the CBS Television Network (“Network Programs”). Such “first call” rights shall apply to Network Programs in both analog and digital format. It being understood that, with respect to digital broadcasting, “Network Programs” shall refer to the “Primary Network Feed”, which during the digital transition shall mean the digital version of those programs transmitted to CBS Affiliates for the purpose of analog broadcasting, and not to any additional program streams that may be transmitted by the Network (i.e., “multi-plexed” programming).”

2.	In order to clarify that Broadcaster’s network non-duplication protection rights apply to digital as well as analog broadcasting of Network Programs, you and we agree that the words “in analog and digital formats” shall be inserted into the second line of Subparagraph 9(b) of the Agreement after the words “network programming”, so that the beginning of this subparagraph will read as follows:

“Broadcaster shall be entitled to exercise, within Affiliated Station’s Network Exclusivity Zone, the protection against duplication of network programming in analog and digital formats,”

Exhibit 10.7

Mr. Peter Desnoes

June 20, 2005

Also, due to modification of the FCC’s regulations, you and we agree that the reference in the same Subparagraph 9(b) to “Section 76.92 through 76.97 of the FCC rules” shall be amended to read “Sections 76.92 through 76.95 of the FCC rules.”

3.	In addition, you and we agree to the following additional terms and conditions which shall be made part of the Agreement:

Station will, to the same extent as the Agreement provides for carnage of Network programs on its analog channel, transmit on such DTV channel the digital feed of such Network Programs in the technical format, consistent with the ATSC standards, provided by CBS, which shall be deemed to include the transmission by Station of all program related material, as defined below, provided by CBS which can be accommodated within a six MHz channel carrying a data stream of up to 19.4 megabits per second. It is expressly understood that this Agreement applies only to the Primary Network Feed in digital format of the program provided by the Network to its affiliated stations, together with any associated program related material, and that Broadcaster will in no event be required to carry additional Network digital programming (i.e., “multiplexed” programming). Consistent with and subject to the foregoing, the Station shall have the right to use any available portion of its digital signal for the purpose of transmitting local programs or any other material; provided, however, that in the event that CBS proposes that the Station carry Network multiplexed programming or ancillary data which is not “program related”, Broadcaster agrees to negotiate in good faith with CBS regarding the terms pursuant to which such multiplexed programming or ancillary data may be carried. As used in this paragraph, “program-related material” shall mean (i) information and material of a commercial or non-commercial nature which is directly related to the subject matter or identification of, or persons appearing in, the Network Programs, or to specific Network commercial advertisements or promotional announcements contained in the Network Programs, if such information or material is transmitted concurrently or substantially concurrently with the associated Network Program, commercial advertisement or promotional announcement, (ii) closed-captioning

Exhibit 10.7

Mr. Peter Desnoes

June 20, 2005

information, (iii) program identification codes, (iv) program ratings information, (v) alternative language feeds related to the programming, (vi) video description information, and (vii) such other material as may be essential to or necessary for the delivery or distribution of the Network Programs in digital format.

4.	Subject to the FCC’s Right to Reject under Section 73.658(e) of the FCC’s Rules, and superseding previous understandings regarding clearance of network programming, Station will provide and maintain full, in-pattern clearance of all programs (or, any program’s replacement) on the CBS Television Network program schedule in all day-parts (including, but not limited to, Weekend Sports programming), in accordance with the foregoing and the attached Schedule A. Station agrees not to downgrade, delay, cancel or change time periods of any Network Program without the written consent of CBS. Further, Station agrees (i) to continue to provide live clearance of the “full-network” format of THE EARLY SHOW (or its replacement), 7:00-9:00 am local time, Monday-Friday; and (ii) to provide clearance of at least two (2) hours per weekday of the overnight service UP TO THE MINUTE (or its replacement).

Broadcaster agrees to limit one-time-only primetime preemptions to no more than 10 hours per calendar year allocated proportionally in partial years (“the Primetime Preemption Cap”). For any Primetime preemption beyond 10 hours and up to 15 hours annually, the Station agrees to pay CBS $4,002 per hour with an annual increase of 3% (the “Primetime Preemption Fee”). Any Primetime preemption beyond 15 hours annually shall be considered a breach of the Affiliation Agreement unless such preemptions are made pursuant to Section 73.658(e) of the FCC’s rules. Preemption limits shall be allocated proportionately in partial years.

Similarly, Broadcaster agrees to limit one-time-only preemptions of Weekend Sports programming to no more than 10 hours per calendar year allocated proportionately in partial years (“the Weekend Sports Cap”). For any Weekend Sports preemption beyond 10 hours and up to 15 hours annually, the Station agrees to pay CBS $762 per hour with an annual increase of 3% (the “Weekend Preemption Fee”). Preemption limits shall be allocated proportionately in partial years. Any Weekend Sports preemption beyond 15 hours annually shall be considered a breach of the Affiliation Agreement unless such preemptions are made pursuant to Section 73.658(e) of the FCC’s rules.

Exhibit 10.7

Mr. Peter Desnoes

June 20, 2005

Station will promptly notify CBS of any preemption and payment or any Preemption Penalty will made within sixty (60) days of the written notification from CBS of the amount due.

It is understood that Station’s obligations pursuant the above provisions shall be subject to Station’s rights under Section 73.658 (e) of the FCC’s rules and Paragraph 5 (a) of the Agreement, and that Station’s legitimate exercise of such rights shall in no event be deemed a breach of the obligations set forth in the above paragraph and shall not count against the Primetime Preemption Cap or the Weekend Sports Cap as set forth above; provided, however, that nothing in the foregoing will be construed to permit Station to preempt a program, regardless of the reason for the preemption, in its live or agreed time period, and then broadcast such program in a different time period, without the express written consent of CBS. Station agrees to makegood in a mutually agreed upon time period all primetime preemptions made for reasons other than the Right to Reject Rule as defined in Section 73.658(e) of the FCC rules.

5.	This Letter Agreement and the terms herein shall become effective March 4, 2006 and Paragraph 3(a) of the Agreement shall be deleted and replaced by the following new Paragraph 3(a):

“3.	Term and Termination.

(a)	Term.

The term of this Agreement shall be the period commencing on March 4, 2006 and expiring on March 3,2016. Notwithstanding any provision of any offer or acceptance under Paragraph 1 hereof, upon the expiration or any termination of the term of this Agreement, Broadcaster shall have no right whatsoever to broadcast over Affiliated Station any Network Program.”

6.	Station agrees to participate in CBS’ Coop and Promo Swap Programs as requested by CBS provided the elements of such Programs remain similar to the current Programs.

7.	Station agrees to abide by the standard CBS Service Mark requirements specifying acceptable ways Station may utilize the CBS Eye Service Mark in on-air and print advertising.

Exhibit 10.7

Mr. Peter Desnoes

June 20, 2005

8.	The Affiliated Station’s Annual Net Compensation as specified in Paragraphs 2(a) through 2(c) of the Agreement will he revised to the amount shown below on the indicated Effective Date:

Effective Date	Annual Net Compensation
March 4, 2006 - March 3, 2007	$275,000
March 4, 2007 - March 3, 2016	$0

Except for paragraph 9 below, the foregoing represents CBS’ total financial contribution to Station during this Term and supercedes all previous agreements with respect thereto, including, but not limited to, all compensation, promotion and capital contributions. Payments of Annual Net Compensation shall be paid in twelve (12) equal installments and shall be due and payable monthly, in arrears, within 20 days from the end of each calendar month during the applicable period for which Annual Net Compensation is due. All references in the Agreement to Network Rate shall be deleted.

9.	CBS agrees to pay Station a one-time-only promotion grant of $25,000, provided, Station submits to CBS and CBS approves a marketing plan which utilizes such amount over the first two (2) years of the Term. In such event, the sum of $25,000, shall be payable on or before March 4, 2007.

10.	In order to reflect that television markets now generally are defined with reference to Nielsen DMAs rather than with reference to Arbitron ADIs, you and we agree that in Subparagraph 9(a) of the Agreement the language “the Area of Dominant Influence (ADI), as determined by Arbitron and published in the then-current edition of its Television ADI Market Guide,” shall be stricken and replaced with the following: “the Designated Market Area (DMA), as most recently determined by the A.C. Nielsen Company,”.

11.	In order to permit notices pursuant to the Agreement to be made by facsimile delivery, you and we agree that the word “facsimile” shall be inserted between “personal delivery,” and “mail” in the first sentence of Subparagraph 11(d) of the Agreement, so that the beginning of the subparagraph will read as follows:

“11(d) Unless specified otherwise, all notices given hereunder shall be given in writing by personal delivery, facsimile, mail,”

12.	Terms of this Letter and Affiliation Agreement, and discussions related thereto, will not be disclosed to anyone who is not either employed by the

Exhibit 10.7

Mr. Peter Desnoes

June 20, 2005

Station or the corporate ownership of the Station; it being understood, however, that adherence to FCC filing and disclosure requirements will not constitute a violation of this point. Any press release regarding the terms of this negotiation or Agreement, shall be made jointly by the parties.

Further, it is hereby ratified and reaffirmed that throughout this Term the: (i) terms of the September 23, 1998 and October 22, 2001 Letter Agreements between you and us which established, among other things, Station’s NFL Contribution and placed various program exclusivity requirements on the Network plus any increase or renewals agreed to by the CBS Affiliate Board shall remain in full force and effect per the terms of that Letter Agreement; (ii) Station’s participation in the NCAA Exchange Value Program will continue as set forth in the December 2, 2003 Letter Agreement; and (iii) Station’s participation in CBS Newspath and NNS shall continue throughout the Term at the current annual rate of $78,525, through March 2, 2009, and, thereafter, by such annual increases agreed to by the CBS Affiliate Board, and, Station agrees to the terms and conditions implemented by CBS Newspath and NNS with respect to such services.

As herein amended, all terms and conditions of the Agreement are ratified and confirmed. All individual reference herein to Station or Broadcaster shall apply to both collectively.

Four originals of this Letter Agreement are enclosed. Please indicate your approval by signing each original in the space provided below and return all originals to me for counter-execution. We will return two fully executed originals to you.

Accepted and agreed:

Westwind Communications LLC		CBS AFFILIATE RELATIONS
A Unit of CBS Broadcasting, Inc.

By:	/s/ Peter Desnoes	By:	/s/ Peter K. Schruth
	Peter Desnoes, Chairman		Peter K. Schruth, President

Best regards,

cc: P. Schruth, D. Comisar, P. Farr, E. Tokarz

Exhibit 10.7

51 WEST 52 STREET NEW YORK. NEW YORK 10019-6188 (212) 975-4321

July 14, 2006

WESTWIND COMMUNICATIONS L.L.C.

Bakersfield, California

Ladies and Gentlemen:

Reference is made to the CBS Television Network Affiliation Agreement between us, as amended, without limitation, by those certain letter agreements dated September 23, 1998 (the “1998 Amendment”) and October 22, 2001 (the “2001 Amendment”) and December 2, 2003 (the “2003 Agreement”) (collectively, the “NFL/NCAA Amendments”), relating to broadcast station KBAK-TV at Bakersfield, California, and other agreements between us with respect thereto (collectively, the “Affiliation Agreement”). You and we have agreed to further amend the Affiliation Agreement (the “2006 Agreement”) as follows. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Affiliation Agreement.

1. The following inventory adjustments shall be made commencing September 1, 2006:

i. Affiliates will receive one (1) additional thirty-second unit per week in the CBS Evening News.

ii. CBS will recapture one (1) thirty-second Supplemental Unit currently made available to Broadcaster in Sunday Prime Time Network Programs, so that a total of six (6) Supplemental Units (one per day, Monday through Saturday) shall be available to Broadcaster per week, which, together with the Minimum Available Advertising Inventory set forth in subparagraph 2 (h) (i) of the Affiliation Agreement, will result in a new weekly guaranteed inventory of one hundred fifteen (115) thirty- second units in Prime Time Network Programs for local sale by Broadcaster.

iii. CBS will recapture one thirty-second unit (from those broadcast during half-time) in each regular-season NFL game from those currently allocated to Broadcaster during each NFL season.

Exhibit 10.7

To reflect these inventory adjustments, the following amendments shall be made to Paragraph 2(h) effective September 1, 2006 through August 31. 2009:

(a)	The following sentence shall be added immediately after the penultimate sentence of Subparagraph 2(h)(i) of the Affiliation Agreement:

In addition, from September 1, 2006 through August 31, 2009, CBS shall make available to Broadcaster for local sale one (1) additional 30-second unit per week in “The CBS Evening News” (or its successor program) (in addition to the amount of Inventory that is available for sale by Broadcaster in such Network Program pursuant to the 2003 Agreement).

(b)	Subparagraph 2(h) (ii) of the Affiliation Agreement is amended by substituting the words “Monday through Saturday” for “each day” in the third full line of the first sentence. In addition, Exhibit B is amended by deleting the last line “Sunday 1” in Exhibit B of the Affiliation Agreement.

(c)	Subparagraphs 2(h) (iii) (A), (B) and (C) of the Affiliation Agreement are amended by substituting the numbers “eighteen (18)”, “thirteen (13)” and “twenty-pine (29)” in the fourth full sentence of each paragraph (A), (B) and (C) respectively, with the numbers “seventeen (17)”, “twelve (12)” and twenty-eight (28)”, respectively.

In all other respects, Paragraph 2(h) will remain unchanged

2. To reflect limitations in Affiliated Station’s exclusivity and revised and new exceptions to such exclusivity the following amendments shall be made effective August 1, 2006 through August 31, 2009:

(A) Paragraph 1(b) shall be amended by ending the second sentence thereof with the words “and of such offer” (on the third line of the relevant paragraph of the 1998 Amendment), and inserting the following thereafter:

As to any Network Prime Time Entertainment Program that Broadcaster accepts in accordance with the preceding sentence, CBS will not (i) authorize or permit the broadcast of any such entire Network Prime Time Entertainment Program over any over-the-air television station licensed to Affiliated Station’s community of license, or authorize or permit the telecast of such entire Network Prime Time Entertainment Program on any other Broadcast Network (i.e., CW, NBC, ABC, My Network TV, Fox and any other broadcast television network that offers an interconnected program service on a national and regular basis to multiple affiliated broadcast television stations) or Cable Network (e.g. USA, TNT, Bravo, A&E) in Affiliated Station’s designated market area as defined by Nielsen Media Research, Inc. (“DMA”), at any time during the Exclusivity Period,

Exhibit 10.7

or, (ii) authorize or permit the exhibition of an entire Network Prime Time Entertainment Program or platforms other than Broadcast & Cable Networks (e.g., the internet/broadband) prior to the first broadcast date on which CBS offers such Prime Time Network Program to CBS affiliates for simultaneous television broadcasting on the CBS Network in Affiliated Station’s DMA (“CBS First Run”). The exclusivity protections set forth in the preceding sentence shall, subject to the exceptions set forth in Paragraph 1(d), constitute the “Exclusivity Arrangements.”

(B) Paragraph 1 (d) of the Affiliation Agreement is amended to read in its entirely as follows:

(d)	Exceptions to Exclusivity. Notwithstanding anything in Subparagraph l(b) of the Affiliation Agreement to the contrary, the exclusivity provided for in said Subparagraph shall not apply to:

(i) news and public affairs programs (including without limitation the CBS Evening News, 60 Minutes, and the distribution of News Footage and New Segments);

(ii) Talk Shows;

(iii) Award Shows;

(iv) non-Prime Time episodic dramas;

(v) Sporting Events;

(vi) subject to Paragraph 1(j), Video on Demand ( i.e., distribution for viewing on a paid subscription or fee for viewing basis, at the time of each individual subscriber’s own choosing, as part of a general video-on-demand service);

(vii) events of national importance, (i.e., (A) an address by the President of the United States of America on a subject of national importance or (B) coverage of a matter of immediate national concern;

(viii) promotional uses (i.e., distribution primarily for the purpose of promoting a Network Primetime Entertainment Program on the CBS Network);

(ix) a Sporting Event offered as part of a package of such events for viewing nationally on a subscription or fee for viewing basis (a “Pay-Per-View Exhibition”);

Exhibit 10.7

(x) distribution or commercial sale of a Network Prime Time Entertainment Program to the general public for exhibition in the home by means of video cassettes, video discs or similar devices;.

(xi) distribution or commercial sale to the general public of Network Programs for exhibition by means of any device which is mobile or handheld;

(xii) distribution of clips, segments, footage and or parts of Network Primetime Entertainment Programs;

(xiii) any episodic Network Program that CBS has ceased to broadcast on a network basis, i.e., “cancelled programs”;

(xiv) Theatrical Movies, Made-for-Television Movies, Non- Dramatic Specials or Mini-Series.

(xv) Six (6) hours per week of regularly-scheduled Prime Time Network Entertainment Programs, not otherwise exempt from the exclusivity provisions of Paragraph 1(b), provided that any exhibition on other Broadcast Networks or Cable Networks will not be made prior to the telecast on the CBS Network and will not be in the same day and time period as that in which a Network Program in the same program series is offered to CBS affiliates for simultaneous television broadcasting on the CBS Network;

3. Paragraph 1(f) of the Affiliation Agreement entitled “Program Title” is hereby deleted.

4. Paragraph 1(g) of the Affiliation Agreement entitled “Promotion” is hereby deleted.

5. Paragraph 1 of the Affiliation Agreement is amended by adding a new subparagraph 1(j), which shall read in its entirety as follows:

(j)	Affiliate Participation

(i) Broadcaster will share in revenue paid to CBS from the exhibition or distribution on the following platforms of an entire Network Prime Time Entertainment Program during the Broadcast Season in which the episode in question has its CBS First Run, it being understood that, except for subparagraphs 1(d)(vi) and 1(d)(xv), this will not apply to programs or distribution exempted under Paragraph 1(d) above.

(A) Video-on-Demand. With respect to Network Prime

Exhibit 10.7

Time Entertainment Programs exhibited on a Video-on-Demand basis to subscribers in Affiliate Station’s DMA, CBS shall pay Broadcaster a proportionate share, based on the number of television households in Affiliated Station’s DMA divided by the total number of television households in all DMAs of CBS Network Stations in which the Network Prime Time Entertainment Program in question is exhibited on a Video-on-Demand basis, of the following percentage of Net Profits from the fees received on a fee for viewing and subscription basis (“VOD Gross Revenues”) as follows:

(1) for programs that are exhibited on a Video-on-Demand basis prior to or simultaneous with the first broadcast date on which CBS offers such Prime Time Network Program to CBS affiliates for simultaneous television broadcasting oil the CBS Network (“Pre-Air Exhibitions” & “Simultaneous Exhibitions”), twenty percent (20%) of Net Profits (as defined below).

(2) for programs that are exhibited on a Video-on-Demand basis after the first broadcast date on which CBS offers such Prime Time Network Program to CBS affiliates for simultaneous television broadcasting on the CBS Network (“Post-Air Exhibitions”), ten percent (10%) of Net Profits (as defined below).

For purposes of this Subparagraph: CBS Network Stations shall include all stations that regularly broadcast the programming of the CBS Television Network, including both Network-Affiliated Station Licensees and stations owned by CBS or any Affiliate thereof.

(B). Internet Streaming Exhibition With respect to the exhibition of Network Prime Time Entertainment Programs on or through the Internet from which CBS derives advertising revenues on a per click-through basis, CBS will pay Broadcaster a flat fee of Five Dollars ($5.00) for every thousand click-throughs originating from Affiliated Station’s Web Site. The amount paid to Broadcaster shall be adjusted every six (6) months to increase or decrease proportionately with the average amount received by CBS for each one thousand click-throughs (equal to 25% of CBS’s CPMs).

(ii) CBS will pay Broadcaster its share of set Profits under this subparagraph every six (6). months commencing on or about July 1, 2007, for the preceding six-month period (e.g., CBS will make the first such payment to Broadcaster on July 1, 2007 for the August 1, 2006 through December 31, 2006 period, the second

Exhibit 10.7

such payment to Broadcaster on December 31, 2007 for the January 1 , 2007 through June 30, 2007 period, the third such payment to Broadcaster on July 1, 2008 for the July 1, 2007 through December 31, 2007 period, and so on, with the last payment on December 31, 2009 (or the January 1, 2009 through August 31, 2009 period). CBS’s payment shall be accompanied by a statement, in reasonable detail, accounting for (X) the VOD Gross revenues paid to CBS pursuant to (A) above, the costs subtracted there-from in order to calculate Net Profits, and the manner in which Broadcaster’s proportionate share of Net Profits was calculated; and (Y) the Internet advertising revenue derived by CBS on a per click-through basis from click-throughs originating from Affiliated Station’s Web Site, and the manner in which Broadcaster’s fee in accordance with (B) above was calculated.

(iii) It is understood that the Affiliates Board or its designee, on behalf of Broadcaster and all other Network-Affiliated Station licensees, shall have the right, during the term of the Affiliation Agreement and for one year thereafter (but no more than once in any 12 month period during the term and once in the year thereafter) and subject to any contractual obligations of CBS, to a reasonable inspection and audit of the books and records of CBS that are relevant to CBS’s compliance with this Subparagraph and that relate to the applicable period, upon reasonable notice to CBS.

6. Paragraph 3(f) of the Affiliation Agreement entitled “Renegotiation; Partial Expiration and Termination” is hereby deleted.

7. To reflect an adjustment in Affiliated Station’s Annual NFL Contribution based on the calculations set forth above as of August 1, 2006, the following subparagraph shall be added to Paragraph 14:

(c)	Effective from September 1, 2006, to August 31, 2009, Affiliated Station’s Annual NFL Contribution shall be $74,686.

8. In order to effectuate the intent of the agreements reached between the parties, the last numbered Paragraph of the Affiliation Agreement entitled “Definitions.” shall be amended by:

(a)	revising the definition of “NFL Agreement” to read: “NFL Agreement” means that certain Agreement between CBS and the NFL, as the same may be amended, extended, renewed or otherwise replaced but which, in part, grants the CBS Network rights to telecast the NFL games commencing with the 2006-2007 NFL Season through the 2008-09 NFL Season.

Exhibit 10.7

(b)	revising the definition of “NFL Broadcast Period” to read “NFL Broadcast Period” means through August 31, 2009

(c)	revising the definition of “Exclusivity Period” to read: “Exclusivity Period” means, with respect to a Prime Time Network Entertainment Program, (i) the period preceding the first broadcast date on which CBS offers such Prime Time Network Entertainment Program to Station for simultaneous television broadcasting on the CBS Network, and (ii) the period prior to the end of the Broadcast Season in which CBS first offer such Prime Time Network Entertainment Program to Station for simultaneous television broadcasting on the CBS Network.

(d)	adding the following definition of “Net Profits”: Net Profits means the gross revenues received by CBS from the exhibition or distribution of any Network Prime Time Program as specified in Paragraph 1(j)(i)(A), less the costs incurred by CBS that are specifically attributable to redistributing & exhibiting the program on the particular platform (but not to the original production or acquisition of the program by CBS), including without limitation (i) sales commissions, (ii) payments to profit participants (e.g., participants involved in the creation of the program or with ownership interests in the program), (iii) music licenses: (iv) guild payments, and (v) residuals.

(e)	amending the definition of “Broadcast Season” to add the following new sentence at the end thereof: For Network Programs that have their CBS First Run outside of the above-referenced period. the “Broadcast Season” shall be deemed to be that period of time ending when the next Broadcast Season begins.

(f)	adding the following definition of “1998 Amendment”: “1998 Amendment” means that certain agreement entered into between CBS and its affiliates pertaining to NFL contributions, inventory, exclusivity and other matters dated September 23, 1998.

(g)	adding the following definition of “2001 Amendment”: “2001 Amendment” means that certain agreement entered into between CBS and its affiliates that amended the 1998 Amendment, dated October 22, 2001.

(h)	adding the following definition of “2003 Agreement”: “2003 Agreement” means that certain agreement entered into between CBS and its affiliates pertaining to NCAA contributions, inventory, and other matters dated December 2, 2003.

Exhibit 10.7

9. CBS agrees to discuss in good faith with the Affiliates Board a plan for the mutual benefits of CBS and Network-Affiliated Station Licensees, providing for affiliate distribution of CBS programs (with local inventory) over the Internet and other alternate distribution platforms.

10. Without limitation of any other provision of the Affiliation Agreement, Broadcaster and CBS each agrees that, except as required by law, it will not disclose any provision of this 2006 Agreement, or any discussions or negotiations relating thereto, to any person not employed or retained by CBS, Affiliated Station, Broadcaster, their respective Affiliates, or a CBS Affiliate. No press release or other statement concerning this 2006 Agreement will be made without the approval of both parties.

11. Paragraph 4 of the 2003 Agreement, which specifies a December 31, 2006, expiration date for certain provisions of the Affiliation Agreement, is hereby deleted.

12. Except as otherwise provided herein, the commencement date of this 2006 Agreement shall be September 1, 2006, and, unless otherwise provided for in the 2003 Agreement, all terms herein and all terms of the 1998 Amendment and 2001 Amendment (subject to the amendments herein), will expire August 31, 2009. During the foregoing period, the provisions contained in this 2006 Agreement shall be incorporated, as applicable, in their entirety in any amendment to or renewal of the Affiliation Agreement, and may not be amended or modified by CBS without the approval of The Board of Directors of CBS Television Network Affiliates Association, which approval may be granted or withheld in its sole and absolute discretion.

13. This 2006 Agreement is being submitted to all Network-Affiliated Station Licensees for approval. If this 2006 Agreement is rejected by the Network-Affiliated Station Licensees whose television stations, in the aggregate, exceed 5% or more of the total DMA coverage (as determined by Nielsen Media Research, Inc.) of such Network-Affiliated Station Licensees, then, at the option of CBS, this 2006 Agreement may be declared null and void ab initio with respect to all affiliates. Within a reasonable time following distribution of this 2006 Agreement, CBS shall notify Affiliated Station and The Board of Directors of CBS Television Network Affiliates Association of the satisfaction or the failure to satisfy the condition set forth in this Paragraph.

In all other respects, the terms of the Affiliation Agreement, as amended, are hereby confirmed and ratified.

Exhibit 10.7

Please signify your agreement to the foregoing by executing the Agreement in the space indicated below, faxing such executed Agreement to the attention of Rhonda Troutman at Facsimile No. 212-975-4229, retain one for your records, and return one original executed copy of the same to Rhonda Troutman, Senior Vice President, CBS Affiliate Relations, 7th Floor, 51 West 52 Street, New York, New York 10019, by August 14, 2006.

Very truly yours,

CBS Affiliate Relations, A Unit of CBS Broadcasting Inc.

By:	/s/ Peter K. Schruth
Name:	Peter K. Schruth
Title:	President

Agreed and Accepted this 24 day of July, 2006.

/s/ Mr. Peter Desnoes
Mr. Peter Desnoes Chairman

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